Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement (this “Agreement”), entered into as of August 17, 2010 (the “Signature Date”) to be effective as of June 30, 2010 (the “Effective Date”), by and among, on the one hand, CECO ENVIRONMENTAL CORP., a Delaware corporation (“Parent”), CECO GROUP, INC., a Delaware corporation (“Group”), FKI, LLC, a Delaware limited liability company (“FKI, LLC”), CECO MEXICO HOLDINGS LLC, a Delaware limited liability company (“CECO Mexico LLC”), and each of the following Subsidiaries of Parent as Borrowers under this Agreement: CECO FILTERS, INC., a Delaware corporation (“Filters”), NEW BUSCH CO., INC., a Delaware corporation (“New Busch”), THE KIRK & BLUM MANUFACTURING COMPANY, an Ohio corporation (“K&B”), KBD/TECHNIC, INC., an Indiana corporation (“Technic”), CECOAIRE, INC., a Delaware corporation (“Aire”), CECO ABATEMENT SYSTEMS, INC., a Delaware corporation (“Abatement”), H.M. WHITE, INC., a Delaware corporation (“H.M. White”), EFFOX INC., a Delaware corporation and formerly known as CECO ACQUISITION CORP. (“Effox”), GMD ENVIRONMENTAL TECHNOLOGIES, INC., a Delaware corporation and formerly known as GMD ACQUISITION CORP. (“GMD”), FISHER-KLOSTERMAN, INC., a Delaware corporation and formerly known as FKI ACQUISITION CORP. (“Fisher-Klosterman”), and AVC, INC., a Delaware corporation (“AVC, Inc.”), and, on the other hand, FIFTH THIRD BANK, an Ohio banking corporation (“Lender”), is as follows:

Preliminary Statements

A. Parent, Group, and the Existing Borrowers (as defined below) executed and delivered to Lender that certain Credit Agreement dated as of December 29, 2005, as amended by the First Amendment to Credit Agreement dated as of June 8, 2006, the Second Amendment to Credit Agreement dated as of February 28, 2007, the Third Amendment to Credit Agreement dated as of February 29, 2008, the Fourth Amendment to Credit Agreement dated as of August 1, 2008, the Fifth Amendment to Credit Agreement dated as of December 30, 2008, the Sixth Amendment to Credit Agreement dated to be effective as of March 31, 2009, the Seventh Amendment to Credit Agreement dated to be effective as of May 15, 2009, the Eighth Amendment to Credit Agreement dated to be effective as of November 26, 2009, and the Ninth Amendment to Credit Agreement dated to be effective as of December 31, 2009 (as amended, the “Existing Credit Agreement”). FKI, LLC and CECO Mexico LLC are additional parties to the Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment, Seventh Amendment, Eighth Amendment, and Ninth Amendment to the Existing Credit Agreement. AVC, Inc. is an additional party to the Sixth Amendment, Seventh Amendment, Eighth Amendment, and Ninth Amendment to the Existing Credit Agreement.

B. The Loan Parties have requested that Lender: (i) consent to the recognition of AVC as a “Borrower” under the Existing Credit Agreement; (ii) extend the stated Termination Date of (a) the Line of Credit to April 1, 2013 and (b) Term Loan C to April 1, 2014; and (iii) make certain other amendments to the Existing Credit Agreement and certain of the other Loan Documents, all as more specifically set forth herein.

C. Lender is willing to consent to such requests and so amend the Existing Credit Agreement and other Loan Documents to reflect such modifications, all on the terms, and subject to the conditions, of this Agreement and the other Loan Documents being amended by, or amended and restated in connection with, this Agreement, including, without limitation, on the condition that certain changes be made to the interest rates applicable to the Obligations.

Statement of Agreement

In consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Loan Parties hereby agree as follows:

Amendment and Restatement

Effective on and after the Effective Date, the Existing Credit Agreement is amended and restated in its entirety by this Agreement, and this Agreement, the Exhibits and Schedules attached hereto, and the other Loan Documents will govern the present relationship between Lender and Loan Parties. This Agreement, however, is in no way intended, nor shall it be construed, to replace, impair or extinguish the creation, attachment, perfection or priority of the security interests in, and other Liens on, the Loan Collateral granted by any Loan Party to, or held by, Lender, which security interests and other Liens each Loan Party, by this Agreement, acknowledges, ratifies, reaffirms and confirms to Lender as security for the Obligations. Each Loan Party further acknowledges and confirms that the grants of the Liens to Lender on the Loan Collateral: (i) represent continuing Liens on all of the Loan Collateral, (ii) secure all of the Obligations, and (iii) represent valid, first priority and perfected Liens on all of the Loan Collateral except to the extent, if any, of any Permitted Liens.

The existing Loan Documents, except as amended (or, as applicable, as amended and restated) by this Agreement or by a separate agreement or instrument, shall remain in full force and effect, and each of them is hereby ratified and confirmed by Loan Parties and Lender. References in any of the Loan Documents to the Existing Credit Agreement shall, after the Effective Date, be deemed to be references to this Agreement. In addition, all obligations, liabilities and indebtedness created or existing under, pursuant to, or as a result of, the Existing Credit Agreement shall continue in existence within the definition of “Obligations” under this Agreement, which obligations, liabilities and indebtedness each Loan Party, by this Agreement, acknowledges, reaffirms and confirms. The principal balance outstanding under the Existing Credit Agreement and the other Loan Documents shall continue in all respects to be outstanding hereunder and under the other Loan Documents, and this Agreement shall not be deemed to evidence a novation or payment and refunding of that outstanding principal balance. Interest and fees (a) paid under the Existing Credit Agreement and the other Loan Documents prior to the Signature Date will remain paid and are non-refundable and (b) accrued and unpaid under the Existing Credit Agreement and the other Loan Documents remain accrued and unpaid hereunder and under the other Loan Documents and do not constitute any part of the principal amount due hereunder.

Sections

Section 1. Definitions; Construction.

1.1 Definitions. Certain capitalized terms have the meanings set forth on any exhibit hereto or in a Security Document. All financial terms used in this Agreement but not defined on the exhibits or in the other Loan Documents have the meanings given to them by GAAP. All other uncapitalized terms have the meanings given to them in the Uniform Commercial Code, as now or hereafter enacted in the State of Ohio. The following definitions are used herein:

“Adjusted EBITDA” means the total (without duplication and all as determined on a consolidated basis in accordance with GAAP), in Dollars, of EBITDA for the applicable period, (a) minus Non-financed Capital Expenditures for that same period; (b) minus the aggregate cash amount of the Parent and its Subsidiaries’ income and franchise tax expense for that same period to the extent deducted in the determination of Net Income; (c) minus any gain or plus any non-cash loss arising from the sale of capital assets to the extent included or deducted in the determination of Net Income; (d) minus any gain arising from the write-up of any assets (excluding inventory) or plus any non-cash loss from the write-down of any assets, each to the extent included (or deducted in the case of non-cash losses) in the determination of Net Income; (e) minus any extraordinary gains and items of income to the extent included in the determination of Net Income or plus any non-cash extraordinary items of loss to the extent deducted in the determination of Net Income; (f) minus any gains (or plus any non-cash losses) recognized by the Parent and its Subsidiaries as earnings which relate to adjustments made by the Parent and its Subsidiaries as a result of any extraordinary accounting adjustment to the extent included (or deducted in the case of non-cash losses) in the determination of Net Income; (g) minus non-operating, non-recurring gains (or plus any non-cash losses) from time to time occurring to the extent included (or deducted in the case of non-cash losses) in the determination of Net Income; (h) plus any non-cash expense or minus any non-cash gain or income during such period resulting from (i) a change in the price of Parent’s common stock opposite the strike price of its options and warrants and any other derivative assets or liabilities outstanding from time to time, (ii) stock award expenses, and (iii) impairment of goodwill; (i) minus the aggregate amount of any dividends to Parent’s stockholders, if any, permitted expressly by Lender which are paid in cash by Parent during the applicable period; and (j) minus the aggregate amount of FKI Earn-out Payments, A.V.C Earn-out Payments or Flextor Earn-out Payments made by the Parent and its Subsidiaries in cash during the applicable period to the extent not deducted in the determination of Net Income which was used to determine such EBITDA. The term “applicable period” in this definition means (A) Test Period in the case of determining the Fixed Charge Coverage Ratio or the Maximum Total Funded Debt to Adjusted EBITDA Ratio and (B) Fiscal Year in the case of determining Excess Cash Flow.

“Affiliate” means, as to any Person (the “Subject Person”), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Subject Person. For purposes of this definition, “control” of a Person means the power, direct or indirect, (a) to vote 5% or more of the securities (or other Ownership Interests) having voting power for the election of directors (or managers in the case of a limited liability company) of the Person or (b) otherwise to direct or cause the direction of the management and policies of the Person, whether by contract or otherwise. Without limiting the generality of the foregoing, each of the following will be deemed an Affiliate of a Borrower for purposes of this Agreement, Parent, Group, FKI, LLC, CECO Mexico LLC, CECO India, Fisher Klosterman Shanghai, CECO Environmental Mexico, CECO Environmental Services, and each officer and director of a Loan Party.

“Applicable Unused Line Fee Percentage” means, as of any date, the applicable percentage shown in the applicable column in the table below based on the then applicable Fixed Charge Coverage Ratio. As of the Effective Date, the Applicable Unused Line Fee Percentage is 0.75% (i.e., Pricing Grid Level 1).

Pricing Grid Level	Fixed Charge Coverage Ratio	Applicable Unused Line Fee Percentage
Level 1	≤ 1.50 to 1.0	0.75%
Level 2	> 1.50 to 1.0 and ≤ 2.0 to 1.0	0.50%
Level 3	> 2.0 to 1.0	0.50%

“Applicable LOC Fee Percentage” means, as of any date, the applicable percentage shown in the applicable column in the table below based on the then applicable Fixed Charge Coverage Ratio. As of the Effective Date, the Applicable LOC Fee Percentage is 3.0% (i.e., Pricing Grid Level 1).

Pricing Grid Level	Fixed Charge Coverage Ratio	Applicable LOC Fee Percentage
Level 1	≤ 1.50 to 1.0	3.0%
Level 2	> 1.50 to 1.0 and ≤ 2.0 to 1.0	2.50%
Level 3	> 2.0 to 1.0	2.0%

“A.V.C.” means Shideler, Inc., formerly known as A.V.C. Specialists, Inc., a California corporation, and its successors and assigns.

“A.V.C. Acquisition” means the acquisition by Fisher-Klosterman of substantially all of the assets of A.V.C., all in accordance with, and pursuant to the terms of, the A.V.C. Acquisition Documents.

“A.V.C. Acquisition Agreement” means the Asset Purchase Agreement dated as of August 1, 2008 by and among Fisher-Klosterman, A.V.C. and Tom Shideler and Barbara Shideler.

“A.V.C. Acquisition Documents” means the A.V.C. Acquisition Agreement and every other document or agreement executed or delivered by any Loan Party in connection with the A.V.C. Acquisition.

“A.V.C. Earn-out Payment” means any Earn-out Amount (as defined in the A.V.C. Acquisition Agreement) paid by a Loan Party in accordance with the A.V.C. Acquisition Agreement.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended, 11 U.S.C. § 101 et seq.

“Borrower” means each of Filters, New Busch, K&B, Technic, Aire, Abatement, H.M. White, Effox, GMD, Fisher-Klosterman, AVC, Inc., and the Domestic Subsidiaries of Parent or Group hereafter becoming a party to this Agreement pursuant to Section 5.9(b), and “Borrowers” means, collectively, Filters, New Busch, K&B, Technic, Aire, Abatement, H.M. White, Effox, GMD, Fisher-Klosterman, AVC, Inc., and such additional Domestic Subsidiaries. To the extent a term or provision of this Agreement or any of the other Loan Documents is applicable to a “Borrower”, it is applicable to each and every Borrower unless the context expressly indicates otherwise. For the avoidance of doubt, neither of FKI, LLC nor CECO Mexico LLC shall be a Borrower.

“Borrower Guaranties” means each guaranty made by a Borrower in favor of Lender and Lender’s Affiliates of the Obligations.

“Borrower’s Facilities” means, as to a Borrower, collectively, those facilities described on Schedule 1.1 which are owned or leased by such Borrower. “Borrower’s Facility” means each of the foregoing facilities.

“Borrowing Base” means, as of the relevant date of determination, the sum of:

(a) 70% of the then net amount of Eligible Accounts (i.e., less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed);

plus (b) the lesser of: (i) $2,000,000 or (ii) 50% of the then Eligible Net Unbilled Revenue;

plus (c) the lesser of: (i) $7,500,000 or (ii) 50% of the then net amount of Eligible Inventory; and

less (d) all then Borrowing Base Reserves.

“Borrowing Base Reserves” means those reserves against the Borrowing Base implemented by Lender from time to time based on such credit and collateral considerations as Lender may deem appropriate to reflect contingencies or risks which may adversely affect any or all of the Loan Collateral, the business, operations, or financial condition of a Loan Party or the security of the Obligations, including (a) 100% of the aggregate mark-to-market exposure, as determined by Lender, of all Rate Management Obligations then owing by a Borrower to Lender or its Affiliate under a Rate Management Agreement and (b) a reserve for rent for any of Borrower’s Facilities leased by a Borrower for which Borrowers have not obtained a landlord’s waiver agreement on terms and in substance satisfactory to Lender, such reserve to be in an amount which is the longer of: (i) three months or (ii) the period under applicable law for which such landlord has been granted a Lien, as determined by Lender in the exercise of its discretion in good faith.

“Business Day” means (a) any day on which commercial banks in Cincinnati, Ohio are required by law to be open for business and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Loans bearing interest with reference to the Tranche LIBOR Rate or the Daily LIBOR Rate, any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York and Cincinnati, Ohio, which is also a day on which dealings are conducted in the London Interbank Market. Periods of days referred to in this Agreement will be counted in calendar days unless Business Days are expressly prescribed.

“Canadian Acquisition Co.” means 9199-3626 Quebec Inc. a company organized under the laws of the Province of Quebec, Canada, and its successors and assigns, including the successor of the Flextor Amalgamation.

“Cash Dominion Triggering Event” has the meaning given in Section 2.4(b).

“CECO Acquisition” means CECO Acquisition Corp., a Delaware corporation, and its successors and assigns.

“CECO Environmental Mexico” means CECO Environmental Mexico, S. de R.L. de C.V., a company organized under the laws of Mexico.

“CECO Environmental Services” means CECO Environmental Services, S. de R.L. de C.V., a company organized under the laws of Mexico.

“CECO India” means CECO Filters India Private Limited, a corporation organized and existing under the laws of India.

“Change in Control” means any of the following (or any combination of the following) whether arising from any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions) which, individually or in the aggregate, results in:

(a) the acquisition by any Person or two or more Persons acting in concert (including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), other than the DeZwirek Shareholders, of (i) 35% or more of the outstanding voting Ownership Interests of Parent or (ii) the right to elect a majority of the Board of Directors of Parent;

(b) the election of a director of Parent as a result of which at least a majority of Parent’s Board of Directors does not consist of Continuing Directors;

(c) Parent’s ceasing to own, free and clear of all Liens (except for Liens in favor of Lender), 100% of the Ownership Interests of Group on a fully diluted basis;

(d) Group’s ceasing to own, free and clear of all Liens (except for Liens in favor of Lender), 100% of the Ownership Interests of K&B, Technic, Aire, Abatement, H.M. White, Effox, GMD, Fisher-Klosterman, and CECO Mexico LLC on a fully diluted basis;

(e) Group’s ceasing to own, free and clear of all Liens (except for Liens in favor of Lender), 99% of the Ownership Interests of Filters on a fully diluted basis;

(f) Filters’ ceasing to own, free and clear of all Liens (except for Liens in favor of Lender), 100% of the Ownership Interests of New Busch on a fully diluted basis;

(g) Fisher-Klosterman’s ceasing to own, free and clear of all Liens (except for Liens in favor of Lender), 100% of the Ownership Interests of FKI, LLC and AVC, Inc. on a fully diluted basis; or

(h) Richard J. Blum or his successor, Jeffrey Lang (or, as applicable, his Approved Successor) ceasing, for any reason, (i) to serve as a senior executive officer of Parent actively involved in Borrowers’ management or (ii) to be a member of the Board of Directors of Parent. For purposes of the foregoing, an “Approved Successor” is a senior executive officer of Parent elected by the Continuing Directors of Parent not more than 30 days after Jeffrey Blum or his Approved Successor ceases to serve in the senior executive management of Parent and who is reasonably acceptable to Lender.

“Collection Account” has the meaning given in Section 2.4.

“Continuing Directors” means those directors on a Person’s Board of Directors as of the Effective Date (“Current Board”) or those directors who are recommended or endorsed for election to the Board of Directors of that Person by a majority of the Current Board or their successors so recommended or endorsed.

“Copyright Security Agreement” means the Copyright Security Agreement dated as of the Effective Date (as defined in the Third Amendment) between Fisher-Klosterman and Lender.

“Daily LIBOR Rate” has the meaning given in the Revolving Note.

“Daily LIBOR Rate Loan” means that portion of the Loans which, as of any date, bears interest at an interest rate per annum equal to the Daily LIBOR Rate plus the applicable margin as set forth in the applicable Note.

“DeZwirek Shareholders” means, collectively, Phillip DeZwirek; Jason Louis DeZwirek; IntroTech Investments, Inc., an Ontario corporation (“IntroTech”), to the extent that IntroTech is controlled by Jason Louis DeZwirek; and Icarus Investment Corp., a Delaware corporation (“Icarus”), to the extent that Icarus is controlled by either Phillip DeZwirek or Jason Louis DeZwirek.

“Dollars” and “$” means dollars in lawful currency of the United States of America unless otherwise indicated.

“Domestic Subsidiary” means an operating Subsidiary of Parent or Group that is incorporated under the laws of a state of the United States or the District of Columbia.

“EBITDA” means the total (without duplication), in Dollars, of Net Income for the applicable period, plus (a) the aggregate amount of the Parent and its Subsidiaries’ depreciation and amortization expense determined on a consolidated basis in accordance with GAAP for such period to the extent deducted in the determination of Net Income, plus (b) the aggregate amount of the Parent and its Subsidiaries’ interest expense determined on a consolidated basis in accordance with GAAP for such period to the extent deducted in the determination of Net Income, and plus (c) the aggregate amount of the Parent and its Subsidiaries’ income and franchise tax expense for such period determined on a consolidated basis in accordance with GAAP to the extent deducted in the determination of Net Income. The term “applicable period” in this definition means Test Period in the case of determining the Fixed Charge Coverage Ratio or the Maximum Total Funded Debt to Adjusted EBITDA Ratio and Fiscal Year in the case of determining Excess Cash Flow.

“Effox Acquisition” means the acquisition by CECO Acquisition of substantially all of the assets of Effox, all in accordance with, and pursuant to the terms of, the Effox Acquisition Documents.

“Effox Acquisition Agreement” means the Asset Purchase Agreement dated as of February 28, 2007 by and among Parent, CECO Acquisition, Effox, and the other party thereto.

“Effox Acquisition Documents” means the Effox Acquisition Agreement and every other document or agreement executed or delivered by any Loan Party in connection with the Effox Acquisition.

“Effox Earn-out Payment” means any Earn-out Amount (as defined in the Effox Acquisition Agreement) paid by a Loan Party in accordance with the Effox Acquisition Agreement.

“Eighth Amendment” means the Eighth Amendment to this Agreement dated as of November 26, 2009.

“Eligible Accounts” means, as of the relevant date of determination, those trade accounts receivable owned solely by a Borrower, evidenced by such Borrower’s standard invoice therefor, payable in cash in Dollars and which arise out of an outright, bona fide, lawful and final sale of finished goods Inventory or the provision of services in each case in the ordinary course of such Borrower’s business as presently conducted by it to a Person who has issued a valid and binding purchase order therefor to such Borrower, and with respect to which the services covered thereby have been rendered and accepted by the account debtor or its designee or the finished goods Inventory covered thereby have been delivered to the account debtor or its designee and accepted by such account debtor or designee, (a) that are due and payable within 30 days after the invoice date, (b) that are subject to the first priority security interest of Lender and are not subject to any Lien of any other Person, (c) that comply with all of Borrowers’ warranties and representations to Lender in the Loan Documents, and (d) with regard to which Borrowers comply with their covenants with Lender in the Loan Documents; provided that Eligible Accounts shall not include the following:

(i) Accounts with respect to which more than 90 days have elapsed since the date of the original invoice applicable thereto;

(ii) Accounts with respect to which the account debtor is a shareholder, member, partner, officer, employee or agent of a Borrower or any other Affiliate of a Borrower;

(iii) Accounts with respect to which the account debtor is (A) not a resident or citizen of the United States with respect to an individual or (B) with respect to a Person, other than an individual, (x) is not organized or qualified to do business under the laws of any State of the United States or (y) has its principal place of business or chief executive office outside of the United States unless, in either or both of such events (A) or (B), the Account is supported by (1) an irrevocable, clean letter of credit issued (I) by a financial institution satisfactory to Lender in its discretion exercised in good faith and (II) on terms acceptable to Lender in its discretion exercised in good faith, and, if so requested by Lender, delivered to Lender in pledge for negotiation and presentment or (2) foreign credit insurance (and from an insurer) satisfactory to Lender in its discretion exercised in good faith and as to which Lender is named as the loss payee on terms satisfactory to Lender in its discretion exercised in good faith;

(iv) Accounts with respect to which the account debtor is the United States or any department, agency or instrumentality of the United States unless the applicable Borrower has assigned its interests in such Accounts to Lender pursuant to any applicable governmental or regulatory rule or regulation, including the Federal Assignment of Claims Act of 1940, if applicable, so that Lender is recognized by the account debtor to have all the rights of an assignee with respect to such Accounts, or Lender has expressly waived that requirement with respect to specific Accounts;

(v) Accounts with respect to which the account debtor is any State of the United States or any city, town municipality or division thereof that requires (if applicable to an Account of a Borrower) (A) a Borrower to support its obligations to such account debtor with a Surety Bond issued by a Surety (as defined below) unless such Surety Bond is obtained or (B) Lender to comply with any State or municipal assignment of claims law or equivalent unless Lender is able to comply with such law;

(vi) Accounts that are subject to set-off by the account debtor or contras (except discounts allowed for prompt payment); provided that the net amount owed by such account debtor to Borrowers in respect of such Account, as determined by Lender in its discretion exercised in good faith, will, if otherwise eligible, be an Eligible Account;

(vii) Accounts owing from any single account debtor to the extent, as of any date, that the total amount of such account debtor’s Indebtedness to any one or more Borrowers exceeds 35% of the face amount (less maximum discounts, credits and allowances which may be taken by, or granted to, such account debtor in connection therewith) of the then outstanding Eligible Accounts of such Borrower or Borrowers;

(viii) Accounts owed by a particular account debtor when 50% or more of the total Accounts of such account debtor are more than ninety (90) days past the invoice date thereof or are otherwise ineligible under the terms of this definition;

(ix) Accounts owed by an account debtor which does not meet Lender’s standards of creditworthiness, in Lender’s judgment exercised in good faith;

(x) Accounts owed by any account debtor which has filed or has had filed against it or its Affiliates a petition for relief under the Bankruptcy Code or suffered a receiver or a trustee to be appointed for any of its assets or affairs;

(xi) Accounts owed by an account debtor which has made an assignment for the benefit of creditors;

(xii) Accounts with respect to which the account debtor (the “Subject Customer”) is located in any one or more of New Jersey, Minnesota, or West Virginia, unless, (A) with respect to Accounts with respect to which the Subject Customer is located in New Jersey, the applicable Borrower has properly qualified to do business as a foreign corporation in New Jersey, has filed a Notice of Business Activities Report with the New Jersey Division of Taxation for the then current year or is expressly exempt from such reporting requirements under the laws of such State, (B) with respect to Accounts with respect to which the Subject Customer is located in Minnesota, the applicable Borrower has properly qualified to do business as a foreign corporation in Minnesota, has filed a Notice of Business Activities Report with the Minnesota Division of Taxation for the then current year or is expressly exempt from such reporting requirements under the laws of such State, or (C) with respect to Accounts with respect to which the Subject Customer is located in West Virginia, the applicable Borrower has filed, or is exempt from filing, a Business Activity Report with the Tax Commissioner of the State of West Virginia for the then current year;

(xiii) Accounts with respect to which the terms or conditions prohibit or restrict assignment or collection rights or which are evidenced by a promissory note, chattel paper or other instrument;

(xiv) Accounts for which a Borrower was required to have issued a surety bond (whether bid, performance or otherwise) (“Surety Bond”) with respect to such Borrower’s performance of the services giving rise to the Account and, with respect to such Surety Bond, (A) the surety issuing such Surety Bond (“Surety”) has declared a default by such Borrower under the applicable agreements, instruments, or other documents evidencing, governing, or otherwise relating to the issuance of such Surety Bond, (B) such Borrower’s customer, to which, or for whose benefit, such Surety Bond was issued, has notified the Surety that such Borrower is in default of its obligations to such customer or the owner of the project with respect to which such Surety Bond was issued, or (C) the Surety has asserted any rights to such Accounts; and

(xv) Accounts deemed to be ineligible by Lender based upon such other credit and collateral considerations as Lender may deem appropriate, in Lender’s judgment exercised in good faith. Accounts which are deemed to be Eligible Accounts, but which subsequently fail to meet the foregoing criteria for Eligible Accounts, shall immediately cease to be Eligible Accounts for the purpose of determining the Borrowing Base.

“Eligible Inventory” means, as of the relevant date of determination, Inventory owned solely by a Borrower and held at a Borrower’s Facility which is comprised of: (a) finished goods sold by such Borrower in the ordinary course of business as presently conducted by it, (b) raw materials that will be converted or fabricated into finished goods in the ordinary course of such Borrower’s business as presently conducted by it, and (c) replacement parts held for sale by a Borrower in the ordinary course of business as presently conducted by it, and excluding:

(i) raw materials comprised of hazardous materials and any work-in-process;

(ii) obsolete, slow-moving or unsalable items of Inventory or any reserves established in Borrowers’ financial statements delivered to Lender in respect of any Inventory;

(iii) any Inventory which is not subject to a first priority and fully perfected security interest in favor of Lender;

(iv) Inventory located outside the continental United States;

(v) any Inventory (A) not in the actual possession and control of a Borrower or (B) located at any leased location, public warehouse or any other location owned or controlled by a third party except (subject to any additional requirements imposed by Lender, in its discretion exercised in good faith, to protect such Borrower’s title thereto or Lender’s Lien thereon): (1) Eligible Inventory in the possession of a warehouseman or other bailee (including an Inventory processor) if Lender has received a bailee waiver letter acceptable to Lender from such warehouseman or bailee and such warehousemen or bailee has not issued a negotiable document of title as to any of the Eligible Inventory and (2) Eligible Inventory located on premises leased by a Borrower if Lender has received a landlord’s waiver acceptable to Lender with respect to such premises;

(vi) any Inventory subject to a Lien (exclusive of any Permitted Liens) or subject to a claim of title by a government authority under 48 C.F.R. Section 52.232.16;

(vii) Inventory which consists of supplies, packaging or hazardous substances under applicable law;

(viii) Inventory which has been consigned to or by a Borrower or has been sold to a Borrower in any sale on approval or sale and return transaction;

(ix) Inventory that is in transit to or from a Borrower’s Facility other than Inventory that is in transit from a Borrower’s Facility to another Borrower’s Facility and that is in transit for less than 3 days;

(x) Inventory (A) with respect to which insurance proceeds are not payable to Lender as loss payee in accordance with the Loan Documents or (B) which is subject to a negotiable warehouse receipt or other negotiable instrument;

(xi) Inventory that is subject to any trademark, trade name, patent or licensing arrangement, any contractual arrangement, or any law, rule or regulation that could, in any instance in Lender’s judgment exercised in good faith, limit or impair the ability of Lender to promptly exercise any of its rights with respect thereto; and

(xii) any other Inventory deemed ineligible by Lender, in its discretion exercised in good faith, based on such credit and collateral considerations as Lender may deem appropriate. Inventory which is deemed to be Eligible Inventory, but which subsequently fails to meet the foregoing criteria for Eligible Inventory, shall immediately cease to be Eligible Inventory for the purpose of determining the Borrowing Base.

“Eligible Net Unbilled Revenue” means, as of the relevant date of determination, the positive difference, if any, between (a) Borrowers’ aggregate costs and estimated earnings in excess of billings on uncompleted contracts (“Unbilled Revenue”) and (b) Borrowers’ aggregate billings in excess of costs and estimated earnings on uncompleted contracts, all as determined by GAAP. Unbilled Revenue will be “Eligible Net Unbilled Revenue” to the extent (assuming it were an invoiced amount and therefore an account receivable) it would otherwise constitute an Eligible Account; however, as soon as the Unbilled Revenue is invoiced by a Borrower to its customer, it will be automatically become ineligible as “Eligible Net Unbilled Revenue”, but, assuming that such formerly Eligible Net Unbilled Revenue (once invoiced by a Borrower) otherwise meets the criteria for Eligible Accounts, such aggregate Unbilled Revenue (once invoiced by a Borrower) will constitute Eligible Accounts subject to the terms of this Agreement.

“Environmental Laws” means all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered promulgated or approved thereunder.

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“Event of Loss” means, with respect to any Equipment or the Mortgaged Property, any of the following: (a) any loss, destruction or damage of such Equipment or Mortgaged Property or (b) any condemnation or taking by exercise of the power of eminent domain of such Equipment or Mortgaged Property by any governmental authority.

“Excess Cash Flow” means, for the applicable Fiscal Year, an amount equal to the sum of (a) the Adjusted EBITDA solely of the Loan Parties for the applicable Fiscal Year minus (b) the aggregate Fixed Charges solely of the Loan Parties for such Fiscal Year, provided, however, solely for the purposes of determining Excess Cash Flow, the principal and Suspended Interest (as defined in the Subordination Agreement) paid on the Subordinated Debt shall be excluded for purposes of determining Fixed Charges. All of the foregoing amounts will be determined based on the annual audited financial statements required to be delivered to Lender pursuant to Section 4.3(b).

“Excess Cash Flow Payment” has the meaning given in Section 2.2(c)(iv).

“Existing Borrowers” means, collectively, Filters, New Busch, K&B, Technic, Aire, Abatement, H.M. White, Effox, GMD, and Fisher-Klosterman.

“FCCR Adjustment Amount” means: (a) for the Test Period ending on June 30, 2010, an amount equal to $6,300,000, and (b) for any Test Period ending on or after September 30, 2010, an amount equal to zero Dollars.

“FIFO” means a first-in, first-out method of inventory cost accounting in accordance with GAAP.

“Filters Pledge Agreement” means the Pledge Agreement dated as of December 29, 2005 between Filters and Lender.

“Financial Covenants” means each of the financial covenants contained in Section 5.3, 5.10 and 5.11.

“First Amendment” means the First Amendment to this Agreement dated as of June 8, 2006.

“Fiscal Quarter” means, in respect of a date as of which the applicable Financial Covenant is being calculated, any fiscal quarter of a Fiscal Year, the first Fiscal Quarter beginning on January 1 and ending on March 31, the second Fiscal Quarter beginning on April 1 and ending on June 30, the third Fiscal Quarter beginning on July 1 and ending on September 30, and the fourth Fiscal Quarter beginning on October 1 and ending on December 31.

“Fisher Klosterman Shanghai” means Fisher Klosterman Buell Shanghai Company, Ltd., a company organized under the laws of China.

“Fiscal Year” means the Parent’s fiscal year for financial accounting purposes, beginning on January 1st and ending on December 31st.

“Fixed Charges” means, for the applicable period, the total (without duplication), in Dollars, of (all as determined on a consolidated basis in accordance with GAAP): (a) the principal amount of the Parent and its Subsidiaries’ long-term Indebtedness, in each case paid in cash during the applicable period, including those under Term Loan Note C (other than any Excess Cash Flow Payment with respect to Term Loan C) and the Subordinated Debt Notes (as defined in the Subordination Agreement) (whether classified, as of any date, as long-term Indebtedness); plus (b) scheduled capital lease payments by the Parent and its Subsidiaries during the applicable period; and plus (c) the Parent and its Subsidiaries’ aggregate cash payments of interest for the applicable period, including interest paid on the Obligations, all capital lease obligations, the Subordinated Debt, and any other Indebtedness for the applicable period; provided, however, that the following amounts will be excluded for purposes only of determining Fixed Charges: (i) that portion of the Subordinated Debt which, with Lender’s prior consent, is converted into shares of the Parent as a result of the exercise of the conversion rights of a Subordinated Creditor under a Subordinated Debt Note and (ii) the Existing Subordinated Debt Repayment (as defined in the Eighth Amendment) in an amount equal to $4,508,452.66, made by Parent on or about November 26, 2009 in accordance with Section 2 of the Eighth Amendment. The term “applicable period” in this definition means (A) Test Period in the case of determining the Fixed Charge Coverage Ratio or the Maximum Total Funded Debt to Adjusted EBITDA Ratio and (B) Fiscal Year in the case of determining Excess Cash Flow.

“FKI” means Fisher-Klosterman, Inc., a Kentucky corporation.

“FKI Acquisition” means the acquisition by Fisher-Klosterman of substantially all of the assets of FKI, all in accordance with, and pursuant to the terms of, the FKI Acquisition Documents.

“FKI Acquisition Agreement” means the Asset Purchase Agreement dated as of February 1, 2008 by and among Parent, Fisher-Klosterman, FKI, and the other parties thereto.

“FKI Acquisition Documents” means the FKI Acquisition Agreement and every other document or agreement executed or delivered by any Loan Party in connection with the FKI Acquisition.

“FKI Earn-out Payment” means any Earn-Out Payment (as defined in the FKI Acquisition Agreement) paid by a Loan Party in accordance with the FKI Acquisition Agreement.

“Flextor” means Flextor Inc., a Québec company, and its successors and assigns, including the successor of the Flextor Amalgamation.

“Flextor Acquisition” means the acquisition by Canadian Acquisition Co. of all of the shares of stock of Flextor, all in accordance with, and pursuant to the terms of, the Flextor Acquisition Documents,

“Flextor Acquisition Agreement” means the Stock Purchase Agreement dated as of August 1, 2008, by and among Parent, Canadian Acquisition Co., Michael dos Santos, an individual resident of Quebec, The Dos Santos Family Trust, a Québec trust and, 9162-2563 Québec Inc., a Québec company.

“Flextor Acquisition Documents” means the Flextor Acquisition Agreement and every other document or agreement executed or delivered by Canadian Acquisition Co., Flextor and any Loan Party in connection with the Flextor Acquisition.

“Flextor Amalgamation” means the amalgamation of Canadian Acquisition Co. and Flextor under the laws of Canada.

“Flextor Brazil” means Flextor do Brasil Importacao e Exportacao Ltda., a company organized under the laws of Brazil.

“Flextor Chile” means Flextor Chile S.A., a company organized under the laws of Chile.

“Flextor Earn-out Payment” means any Earn-out Amount (as defined in the Flextor Acquisition Agreement) paid by a Loan Party, Canadian Acquisition Co. or Flextor in accordance with the Flextor Acquisition Agreement.

“Flextor Loan” has the meaning given in Section 5.9(a)(F).

“Fourth Amendment” means the Fourth Amendment to this Agreement dated as of August 1, 2008.

“Funded Debt” means, as of any date, all Indebtedness of the Parent and its Subsidiaries: (a) in respect of any money borrowed, including the undrawn face amount (and any unreimbursed drawings under) any letters of credit or acceptance facilities (other than the Subordinated Debt); (b) evidenced by any loan or credit agreement, promissory note, debenture, bond (other than a Surety Bond), guaranty or other similar written obligation to pay money (other than the Subordinated Debt Documents); (c) under any capitalized lease, synthetic lease or any form of off-balance sheet financing; and (d) for the deferred and unpaid purchase price of any property or business or any services (other than trade accounts payable incurred in the ordinary course of business and constituting current liabilities not more than ninety (90) days in arrears measured from the date of billing), all as determined in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as in effect at the time any determination is made or financial statement or information is required or furnished under this Agreement.

“Group Guaranty” means the guaranty made by Group in favor of Lender and Lender’s Affiliates of the Obligations.

“Group Pledge Agreement” means the Pledge Agreement dated as of the December 29, 2005 between Group, Richard J. Blum as Voting Trustee under the KBD/Technic, Inc. Voting Trust Agreement dated December 7, 1999 and Lender.

“Guaranties” means, collectively, the Borrower Guaranties, the Group Guaranty, the Parent Guaranty and each guaranty made by FKI, LLC or CECO Mexico LLC in favor of Lender and Lender’s Affiliates of the Obligations.

“Guarantors” means, collectively, each of the guarantors party to any of the Guaranties.

“Icarus” means Icarus Investment Corp., formerly known as Can-Med Technology, Inc. and formerly doing business as Green Diamond Oil Corporation, an Ontario corporation.

“Indebtedness” means all of a Person’s indebtedness, obligations, and liabilities to any other Person, including: (a) the Obligations in respect of Borrowers, including any and all Rate Management Obligations, (b) all indebtedness, obligations, and liabilities of Guarantors under the Guaranties, (c) all indebtedness, obligations, and liabilities of any Person secured by a Lien on property owned by a Person, even though such Person has not assumed or become liable for the payment therefor, (d) all indebtedness, obligations, or liabilities created or arising under any guaranty or any lease of real or personal property, or conditional sales contract or other title retention agreement with respect to property used or acquired by a Person, even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property, and (e) all other debts, claims and indebtedness, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law, or otherwise.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as codified at 26 U.S.C. §1 et seq.

“Letter of Credit” means a Standby Letter of Credit issued by Lender pursuant to Section 2.3.

“Letter of Credit Availability” means, as at any time, an amount equal to the lesser of (a) an amount equal to (i) $10,000,000 less (ii) the then Letter of Credit Exposure and (b) the then Revolving Loan Availability.

“Letter of Credit Collateral Account” has the meaning given in Section 6.6.

“Letter of Credit Deficiency” means any failure of the Letter of Credit Availability to be greater than or equal to zero Dollars.

“Letter of Credit Documents” means, with respect to each and every Letter of Credit, (a) a letter of credit application and agreement on Lender’s then customary form (the “Letter of Credit Application”) and (b) any other agreements, certificates, documents and information as Lender may reasonably request relating to a Letter of Credit.

“Letter of Credit Exposure” means, as at any time, the sum of (a) the Letter of Credit Face Amount of all outstanding Letters of Credit and (b) all unreimbursed drawings under any Letters of Credit (whether or not outstanding).

“Letter of Credit Face Amount” of any Letter of Credit means, as at any time, the face amount of the Letter of Credit, after giving effect to all drawings paid thereunder and other reductions of the face amount and to all reinstatements of the face amount effected, pursuant to the terms of the Letter of Credit, prior to such time.

“Letter of Credit Obligations” means, as at any time, the sum of (a) the aggregate Letter of Credit Face Amount for all Letters of Credit plus (b) the aggregate amount of Borrowers’ unpaid obligations in respect of all Letters of Credit (whether or not outstanding) under this Agreement and the Letter of Credit Documents, including any Indebtedness incurred or arising in connection with any Letters of Credit (including any drafts or acceptances thereunder, all amounts charged or chargeable to a Borrower or Lender, including any and all Lender charges, expenses, fees and commissions, and all duties and taxes and costs of insurance which may pertain either directly or indirectly to such Letters of Credit).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance, lien (statutory or other), or any preference, priority or other security agreement or any preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any lease deemed under the Uniform Commercial Code to be intended for security, and the authorized filing by or against a Person as debtor of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Life Insurance” means the life insurance policies owned by K&B and set forth on Schedule 2 attached in respect of David D. Blum, Lawrence J. Blum, and Richard J. Blum, having a death benefit in the face amounts set forth on Schedule 2 with the insurance companies listed on Schedule 2.

“Life Insurance Assignments” means, collectively, each assignment of the Life Insurance in favor of Lender pursuant to an assignment thereof duly executed and delivered by K&B, all on terms, in a form and in substance reasonably satisfactory to Lender.

“Loan Collateral” means, collectively, the Collateral (as defined in each Security Agreement), the Life Insurance, the Patent Collateral (as defined in each Patent Security Agreement), the Pledged Collateral (as defined in each Pledge Agreement), the Mortgaged Property, the Trademark Collateral (as defined in the Trademark Security Agreement), and any other security or collateral provided from time to time by, or on behalf of, a Loan Party or any other Person for the Obligations.

“Loan Documents” means, collectively, this Agreement, each Guaranty, the Letter of Credit Documents, the Notes, each Rate Management Agreement between a Loan Party and Lender or any of the other Affiliates of Fifth Third Bancorp, the Security Documents, and every other document or agreement executed by any Person evidencing, governing, guarantying or securing any of the Obligations, and “Loan Document” means any one of the Loan Documents, and as now in effect or as at any time after the date of this Agreement amended, modified, supplemented, restated, or otherwise changed and any substitute or replacement agreements, instruments, or documents accepted by Lender or an Affiliate of Lender.

“Loan Party” and “Loan Parties” mean each of Borrowers, Group, Parent, FKI, LLC, and CECO Mexico LLC, and collectively, Borrowers, Group, Parent, FKI, LLC, and CECO Mexico LLC, respectively.

“Loans” means the Revolving Loans (including the Letter of Credit Exposure), Term Loan C and any other loans or other extensions of credit or financial accommodations from time to time from Lender or its Affiliates to any one or more of Borrowers.

“Material Adverse Effect” means a material adverse effect, as determined by Lender in good faith, on (a) Borrowers’ (taken as whole): (i) business, property, assets, operations, prospects or condition, financial or otherwise or (ii) ability to perform any of their respective payment, Financial Covenant or other negative covenants in Section 5, or other material obligations under this Agreement or any of the other Loan Documents, (b) the recoverable value of the Loan Collateral or Lender’s rights or interests therein, (c) the enforceability of any of the Loan Documents, or (d) the ability of Lender to exercise any of its rights or remedies under the Loan Documents or under applicable law.

“Mortgages” means (a) a Mortgage, Security Agreement and Fixture Filing dated as of December 29, 2005 granted by K&B to Lender on K&B’s fee simple interest in the real property described therein situated in Marion County, Indiana (commonly known as 3501 West Kelly Street, Indianapolis, Indiana 46241), (b) a Mortgage, Security Agreement and Fixture Filing dated as of December 29, 2005 granted by K&B to Lender on K&B’s fee simple interest in the real property described therein situated in Fayette County, Kentucky (commonly known as 550 Horton Court, Lexington, Kentucky 40511), and (c) a Mortgage, Security Agreement and Fixture Filing dated as of December 29, 2005 granted by K&B to Lender on K&B’s fee simple interest in the real property described therein situated in Jefferson County, Kentucky (commonly known as 1450 South 15th Street, Louisville, Kentucky 40210).

“Mortgaged Property” means each Property, as defined in each of the Mortgages.

“Multiemployer Plan” means a “multiemployer plan” as defined in ERISA.

“Net Proceeds” means any payments, proceeds, or other amounts received by a Loan Party, with respect to any of the matters described in Sections 2.2(c) or 2.2(e), net of (a) any applicable tax paid by a Loan Party, (b) any payment required on any Permitted Purchase Money Indebtedness secured by a Lien on any Equipment on which Lender does not have a first priority security interest to the extent permitted by this Agreement, and (c) any reasonable out- of-pocket expense incurred by a Loan Party, including reasonable attorneys’ fees, to obtain such payment, proceed or other amount.

“Net Income” means, for the applicable 12 Month Period, the Parent and its Subsidiaries after tax net income as determined on a consolidated basis in accordance with GAAP.

“Ninth Amendment” means the Ninth Amendment to this Agreement dated to be effective as of December 31, 2009.

“Non-financed Capital Expenditures” means the total amount of capital expenditures for any period, as determined in accordance with GAAP, made by the Parent and its Subsidiaries on a consolidated basis determined exclusive of those capital expenditures made from (a) funds borrowed by the Parent or its Subsidiaries (for purposes of this clause (a) “funds borrowed” will not include funds borrowed from Lender as a Revolving Loan or from any other bank or lender as a revolving or working capital facility) or pursuant to any capitalized lease or (b) the proceeds of condemnation or eminent domain proceedings or any insurance proceeds resulting from any Event of Loss.

“Notes” means the Revolving Note (as defined in Section 2.1), Term Loan Note C (as defined in Section 2.2) and any other promissory note made from time to time by a Borrower in favor of Lender to evidence any of the Obligations.

“Obligations” means the Loans, the Letter of Credit Obligations, the Rate Management Obligations, all other loans, advances, and Indebtedness of any one or more of the Loan Parties owed to any one or more of Lender, the Affiliates of Lender and the other Affiliates of Fifth Third Bancorp of every kind and description, whether now existing or hereafter arising, including those owed by a Loan Party to others and acquired by Lender or any Affiliate of Fifth Third Bancorp, by purchase, assignment or otherwise, whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, related or unrelated, whether arising out of overdrafts on checking, deposit or other accounts or electronic funds transfers (whether through wire transfers, automatic clearing houses or otherwise) or out of Lender’s non-receipt of, or inability to collect, funds or otherwise not being made whole in connection with depository transfer checks or other similar arrangements, and whether or not secured by additional collateral, and including all liabilities, obligations and Indebtedness arising under this Agreement and the other Loan Documents, all obligations under all treasury and cash management agreements, all obligations with respect to any credit or debit cards issued by Lender (or any Affiliate of Lender), all obligations to perform or forbear from performing acts, all amounts represented by letters of credit now or hereafter issued by Lender for the benefit of or at the request of a Borrower, and all expenses and reasonable attorneys’ fees incurred by Lender and any Affiliate of Fifth Third Bancorp under this Agreement or any other Loan Document.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution or delivery of, or otherwise with respect to, this Agreement, the Notes, or any other Loan Document.

“Ownership Interest” means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Securities and Exchange Act of 1934, as amended).

“Parent Guaranty” means the guaranty, dated as of December 29, 2005, made by Parent in favor of Lender and Lender’s Affiliates of the Obligations.

“Parent Pledge Agreement” means the Pledge Agreement dated as of December 29, 2005 between Parent and Lender.

“Patent Security Agreements” means, collectively, (a) the Patent Assignment and Security Agreement dated as of December 29, 2005 between Filters and Lender, (b) the Patent Assignment and Security Agreement dated as of December 29, 2005 between K&B and Lender, (c) the Patent Assignment and Security Agreement dated as of December 29, 2005 between New Busch and Lender, (d) the Patent Assignment and Security Agreement dated as of the Effective Date (as defined in the Third Amendment) between Fisher-Klosterman and Lender, and (e) the Patent Assignment and Security Agreement dated as of the Effective Date (as defined in the Third Amendment) between GMD and Lender.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means an “employee pension benefit plan”, as defined in ERISA.

“Permitted Liens” means (a) current taxes and assessments not yet due and payable; (b) any Liens granted to Lender or its Affiliates to secure the repayment or performance of the Obligations; (c) any Liens arising from a Contested Claim in the manner, and to the extent, provided for in Section 4.6; (d) purchase money security interests granted by, or capital lease obligations incurred by, a Borrower in connection with Permitted Purchase Money Indebtedness; (e) the Liens listed on Schedule 3.9; (f) Liens of mechanics (including those Persons having the right to file a mechanics’ lien), materialmen, shippers and warehousemen for services or materials incurred in the ordinary course of business for which payment is not yet due; (g) Liens on cash deposits in connection with bids, tenders or real property leases or as security for surety or appeal bonds in the ordinary course of business; (h) Liens resulting from any judgment that is not an Event of Default; and (i) easements, rights of way and other restrictions that do not materially interfere with or impair the use or operation of any of Borrower’s Facilities.

“Permitted Purchase Money Indebtedness” means purchase money or capital lease Indebtedness incurred by a Borrower in connection with the acquisition of any Equipment if each of the following conditions is satisfied: (a) the total outstanding amount of purchase money and capital lease Indebtedness incurred by Borrowers does not, as of any date, exceed an aggregate amount equal to $250,000, (b) such purchase money and capital lease Indebtedness will not be secured by any of the Loan Collateral other than the specific Equipment financed thereby and the identifiable cash proceeds thereof, and (c) the principal amount of such purchase money and capital lease Indebtedness will not, at the time of the incurrence thereof, exceed the value of the property so acquired.

“Permitted Subordinated Debt Payments” has the meaning given in the Subordination Agreement.

“Person” means any individual, partnership, joint venture, trust, limited liability company, business trust, joint stock company, unincorporated association, corporation, institution, entity, or any governmental authority.

“Pledge Agreements” means, collectively, the Parent Pledge Agreement, the Group Pledge Agreement and the Filters Pledge Agreement.

“Prime Rate” has the meaning given in the Revolving Note.

“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including any ISDA Master Agreement between a Borrower and Lender or any Affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Management Obligations” means any and all obligations of a Borrower to Lender or any Affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay (in full), or to issue other Indebtedness in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Debt” means, as to any Indebtedness, the Refinancing of such Indebtedness, provided that the following conditions are satisfied:

(a) the weighted average life to maturity of such Refinancing Debt shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced;

(b) the principal amount of such Refinancing Debt shall be less than or equal to the sum of the principal amount then outstanding of, plus accrued and unpaid interest on and financing fees related to, the Indebtedness being refinanced;

(c) the respective obligor or obligors shall be the same on the Refinancing Debt as on the Indebtedness being refinanced;

(d) the priority of payment of such Refinancing Debt shall be the same as or lower than the ranking of the Indebtedness being Refinanced;

(e) the security, if any, for the Refinancing Debt shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of the Refinancing Debt);

(f) the terms of such Refinancing Debt (including covenants, events of default and remedies) are no less favorable to the Loan Parties than the terms of this Agreement at the time such Indebtedness is being Refinanced;

(g) The Parent and its Subsidiaries are in compliance with the Financial Covenants, on a pro forma basis, after giving effect to the incurrence of such Refinancing Debt and the repayment of the Indebtedness being Refinanced. To determine whether there is pro forma compliance with the Financial Covenants, the Parent will, on a pro forma basis, provide a worksheet to Lender at least 10 days before incurring such Refinancing Debt, which (i) restates the financial statements received by Lender for the Fiscal Quarter or the Fiscal Year, as applicable, ended most closely before the date such Refinancing Debt is proposed to be incurred as if the proposed Refinancing Debt had been made, and the Indebtedness had been Refinanced, at the beginning of the applicable Test Period and (ii) calculate the Maximum Total Funded Debt to Adjusted EBITDA Ratio under Section 5.11 and the Fixed Charge Coverage Ratio under Section 5.10 taking into account such proposed Refinancing Debt as if the proposed Refinancing Debt had been made, and the Indebtedness had been refinanced, at the beginning of the applicable Test Period; and

(h) in the case of any Refinancing of the Subordinated Debt, the holders of the Refinancing Debt have entered into a subordination agreement with Lender on the then current terms of the Subordination Agreement.

“Revolving Credit Exposure” means, as of any date, the sum of the then Revolving Loans, the Letter of Credit Obligations, and all other Obligations related to the Revolving Loans and the Letter of Credit Obligations.

“Revolving Commitment” means $20,000,000 subject to Section 2.2(d) and 2.2(e).

“Revolving Loan Availability” means, as at any time, an amount, in Dollars, equal to:

(a) an amount equal to the lesser of: (i) the then Borrowing Base or (ii) the Revolving Commitment;

less (b) the then aggregate outstanding principal amount of all Revolving Loans and all due but unpaid interest on the Loans, and all fees, commissions, expenses and other charges posted to Borrowers’ loan accounts with Lender; and

less (c) the then Letter of Credit Exposure.

“Revolving Loans” has the meaning given in Section 2.1(a).

“Second Amendment” means the Second Amendment to this Agreement dated as of February 28, 2007.

“Security Agreements” means, collectively, (i) each Security Agreement dated as of December 29, 2005 between a Borrower and Lender, (ii) the Security Agreement dated as of December 29, 2005 between Group and Lender, (iii) the Security Agreement dated as of December 29, 2005 between Parent and Lender, (iv) the Security Agreement dated as of the Effective Date (as defined in the First Amendment) between H.M. White and Lender, (v) the Security Agreement dated as of the Effective Date (as defined in the Second Amendment) between Effox and Lender, (vi) the Security Agreement dated as of the Effective Date (as defined in the Third Amendment) between Fisher-Klosterman and Lender, (vii) the Security Agreement dated as of the Effective Date (as defined in the Third Amendment) between GMD and Lender, and (viii) the Security Agreement dated as of the Effective Date between AVC, Inc. and Lender.

“Security Documents” means the Life Insurance Assignments, the Mortgages, the Patent Security Agreements, the Pledge Agreements, the Security Agreements, the Trademark Security Agreements, the Copyright Security Agreement, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust and other documents executed in connection with this Agreement and granting to Lender or Lender’s Affiliates Liens on the Loan Collateral, together with all financing statements and other documents necessary to record or perfect the Liens granted by any of the foregoing.

“Seventh Amendment” means the Seventh Amendment to this Agreement dated as of August 17, 2009, to be effective as of May 15, 2009.

“Sixth Amendment” means the Sixth Amendment to this Agreement dated as of May 1, 2009, to be effective as of March 31, 2009.

“Subsidiary” means any Person as to which any Person owns, directly or indirectly at least 50% of the outstanding shares of Ownership Interests or other interests having ordinary voting power for the election of directors, officers, managers, trustees or other controlling Persons.

“Subordinated Creditors” means each of, and collectively, (a) the Subordinated Lenders (as defined in the Subordination Agreement), (b) subject to the Subordination Agreement, each of such Subordinated Lender’s successors and assigns of the Subordinated Debt, and (c) any Person holding Refinancing Debt of the Subordinated Debt as permitted under this Agreement. Any reference in this Agreement or any other Loan Document to “Subordinated Creditor” shall be deemed to be a reference to each of the Subordinated Creditors.

“Subordinated Debt” means the Subordinated Debt, as defined in the Subordination Agreement.

“Subordinated Debt Default” means any of the following (or any combination of the following): (i) a default or breach of or under any of the Subordinated Debt Documents, (ii) any event or circumstance that would become a default or breach on the Subordinated Creditor’s election or would become a default or breach after notice, the lapse of time, or on the satisfaction of any other condition, or all of the foregoing, (iii) the acceleration of any or all of the Subordinated Debt, or (iv) the maturity of the Subordinated Debt having a maturity date earlier than six months past the then Termination Date with respect to the Line of Credit.

“Subordinated Debt Documents” means, collectively, (i) the Subordinated Debt Notes (as defined in the Subordination Agreement), (ii) the Subordinated Debt Documents (as defined in the Subordination Agreement), and (iii) all other agreements, instruments, and documents signed or delivered by or on behalf of a Loan Party in connection with the Subordinated Debt, as any or all of the foregoing documents, instruments, and agreements are now in effect or, subject to Section 5.2, as at any time after the date of this Agreement amended, modified, supplemented, restated, renewed, extended, or otherwise changed and any documents, instruments, or agreements given, subject to Section 5.2, in substitution of any of them.

“Subordination Agreement” means the Subordination Agreement among Subordinated Creditors and Lender dated as of November 26, 2009.

“Surety Bond” has the meaning given in the definition of Eligible Accounts.

“Tax Refund” means any refund of any taxes, or fees or interest in respect thereof which (a) are paid to Parent by any governmental authority and are attributable to losses, deductions, credits, or payments of, or by, any Loan Party or (b) are paid directly to any Borrower by any governmental authority.

“Term Loan C” has the meaning given in Section 2.2(a).

“Term Loan Note C” has the meaning given in Section 2.2(a).

“Termination Date” means: (a) with respect to the Line of Credit, the Letter of Credit Obligations and the other Obligations (other than Term Loan C), the earlier of (i) April 1, 2013 and (ii) the date upon which the entire outstanding balance under the Revolving Note shall become due pursuant to the provisions hereof (whether as a result of acceleration by Lender or otherwise); and (b) with respect to Term Loan C, the earliest of (i) April 1, 2014, (ii) the date upon which the entire outstanding balance under Term Loan Note C shall become due pursuant to the provisions hereof (whether as a result of acceleration by Lender or otherwise), and (iii) the date upon which Term Loan C shall be repaid in full; provided, however, that Borrowers specifically acknowledge and agree, without limiting the generality of the foregoing, that Borrowers’ failure to permanently repay in full all of the Obligations (other than Term Loan C) by April 1, 2013 shall result in Term Loan C being immediately due and payable on such date notwithstanding the stated maturity date of April 1, 2014.

“Test Period” means each 12 Month Period ending at the end of each Fiscal Quarter or Fiscal Year commencing with the Fiscal Quarter ending on June 30, 2010.

“Third Amendment” means the Third Amendment to this Agreement dated as of February 29, 2008.

“Trademark Security Agreements” means, collectively, (i) the Trademark Security Agreement dated as of December 29, 2005 between Filters and Lender, (ii) the Trademark Security Agreement dated the Effective Date (as defined in the Second Amendment) between Effox and Lender, (iii) the Trademark Security Agreement dated the Effective Date (as defined in the Third Amendment) between Fisher-Klosterman and Lender, and (iv) the Trademark Security Agreement dated the Effective Date (as defined in the Third Amendment) between GMD and Lender.

“Tranche LIBOR Rate” has the meaning given in the Revolving Note.

“Tranche LIBOR Rate Loan” means that portion of the Loans which, as of any date, bears interest at an interest rate per annum equal to the Tranche LIBOR Rate plus the applicable margin as set forth in the applicable Note.

“12 Month Period” means, in respect of a date as of which the applicable Financial Covenant is being calculated, the four consecutive Fiscal Quarters immediately preceding the date as of which the Financial Covenant is being calculated (i.e., a rolling four Fiscal Quarter (or 12 month) period).

1.2 Construction. “Hereunder,” “herein,” “hereto,” “this Agreement” and words of similar import refer to this entire document; “including” is used by way of illustration and not by way of limitation, unless the context clearly indicates the contrary; the singular includes the plural and conversely; and any action required to be taken by a Person is to be taken promptly, unless the context clearly indicates the contrary. The term “good faith” means honesty in fact in the conduct or transaction concerned. The definition of any agreement, document or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements, modifications, restatements and amendments thereof but only to the extent such renewals, extensions, supplements, modifications, restatements or amendments thereof are not prohibited by the terms of any Loan Document. All references to statutes include (a) all regulations promulgated thereunder, (b) any amendments of such statutes or regulations promulgated thereunder, and (c) any successor statutes and regulations, including any comparable provision of the applicable statute, ordinance, code, regulation or other law as amended or superseded after the date of this Agreement.

Section 2. Loans.

2.1 Revolving Loans. (a) Subject to the terms and conditions hereof and in reliance upon the representations and warranties of Borrowers herein, Lender hereby extends to Borrowers a line of credit facility (the “Line of Credit”) pursuant to which Lender will make loans to Borrowers on a revolving basis upon Borrowers’ request from time to time during the term of this Agreement (the “Revolving Loans”) in an amount not exceeding, in the aggregate, the lesser of: (i) the Revolving Commitment or (ii) the Borrowing Base. Borrowers may borrow, repay, in whole or in part, and reborrow under the Line of Credit; provided that if Revolving Loan Availability shall at any time be less than zero dollars (such condition being an “Overadvance”), Borrowers shall immediately, without demand or notice, reduce the then outstanding balance of the Revolving Loans so that such Overadvance shall no longer exist. Lender may create and maintain Borrowing Base Reserves against the Borrowing Base. If, at any time, Lender implements a Borrowing Base Reserve in excess of $100,000 (“Borrowing Base Reserve Implementation”), Lender will give Parent 5 Business Days advance written notice of such Borrowing Base Reserve Implementation unless an Event of Default then exists, in which case Lender will give Parent contemporaneous oral or written notice of such Borrowing Base Reserve Implementation.

(b) On and after the Effective Date, the Line of Credit may be used by Borrowers solely for general working capital and corporate purposes.

(c) On the Signature Date, Borrowers shall execute and deliver to Lender a Sixth Amended and Restated Revolving Credit Promissory Note in the form of Exhibit 2.1 to this Agreement (as amended, the “Revolving Note”), dated as of the Effective Date, in the principal amount of the Revolving Commitment, and bearing interest at such rates, and payable upon such terms, as specified in the Revolving Note.

(d) The entire unpaid balance of the Line of Credit, plus all accrued and unpaid interest, any other charges, advances and fees, if any, outstanding with respect to the Revolving Loans, the Letter of Credit Obligations, and all other Obligations related to the Revolving Loans and the Letter of Credit Obligations shall be due and payable in full on the Termination Date with respect to the Line of Credit. Subject to the terms of the Revolving Note, Borrowers may prepay the Revolving Note in whole or part at any time.

(e) The dilution percentage with respect to Eligible Accounts (i.e., reductions in the amount of Accounts because of returns, discounts, price adjustments, credit memoranda, credits, contras, allowances and other offsets) may not increase above 5%. If the dilution percentage increases above 5%, then Lender will have the right, to be exercised in good faith, to decrease the advance rate against Eligible Accounts during that time period that the dilution percentage is above 5%. If, at any time, Lender decreases the then stated advance rate against Eligible Accounts as a result of an increase in the dilution percentage (“Dilution Advance Rate Decrease”), Lender will give Parent 5 Business Days advance written notice of such Dilution Advance Rate Decrease, unless an Event of Default then exists, in which case Lender will give Parent contemporaneous oral or written notice of such Dilution Advance Rate Decrease.

(f) Anything to the contrary in this Agreement notwithstanding, only Borrowers may request or receive from Lender advances of Revolving Loans or other extensions of credit from Lender; provided, however, that:

(i) Parent may request and receive Revolving Loan advances (“Parent Advances”) to pay directly amounts owed by Borrowers for operating expenses incurred in the ordinary course of business (“Borrower Common Expenses”) so long as (A) all Parent Advances are allocated to each Borrower by the last day of each calendar month with respect to Parent Advances made during that calendar month, and (B) Borrowers have supporting documentation in existence at the time of the Parent Advances to effect the allocation referred to in the immediately preceding clause (A). If either of the preceding conditions are not met, or if an Event of Default has occurred and is continuing, and without limiting any of the other rights or remedies of Lender as a result of such Event of Default, Parent may no longer request or receive any Parent Advances; and

(ii) Parent may request and receive Revolving Loan advances to pay the direct out-of-pocket costs incurred by Parent with respect to general and administrative expenses of Borrowers (“Overhead Expenses”) so long as (A) all Overhead Expenses are allocated to each Borrower by the last day of each calendar month with respect to Overhead Expenses paid during that calendar month, (B) the aggregate amount of Revolving Loan advances made to pay Overhead Expenses in any month does not exceed a rate equal to two percent (2%) per annum of the aggregate revenue of Borrowers for that month, and (C) no Event of Default has occurred and is continuing or is created thereby.

2.2 Term Loans/Mandatory Prepayments.

(a) On December 29, 2005, Lender made a loan to the Existing Borrowers in an original aggregate amount equal to $3,100,000 (“Term Loan A”). On February 28, 2007, Lender made a loan to the Existing Borrowers in an original aggregate amount equal to $5,000,000 (“Term Loan B”). The Existing Borrowers repaid in full Term Loan A and Term Loan B. On the Effective Date (as defined in the Third Amendment), Lender made a loan to the Existing Borrowers in an original aggregate amount equal to $5,000,000 (“Term Loan C”). No part of Term Loan C may, on the repayment thereof, be redrawn or reborrowed by a Borrower. The entire unpaid principal balance of, and accrued interest on, Term Loan C, if not sooner repaid, will be due and payable on the Termination Date with respect to Term Loan C. On the Signature Date, Borrowers shall execute and deliver to Lender an Amended and Restated Term Promissory Note in the form of Exhibit 2.2 to this Agreement (as amended, “Term Loan Note C”), dated as of the Effective Date, in the original principal amount of $1,978,466.70, and bearing interest at such rates, and payable upon such terms, as specified in Term Loan Note C.

(b) Subject to the terms of Term Loan Note C and this Agreement, Borrowers may prepay Term Loan C in whole or part at any time. Any prepayment of Term Loan C will be applied to the last to mature of the payments required under Term Loan Note C. Except as provided in the preceding sentence, no partial prepayment will change the due dates or the amount of the monthly principal payments otherwise required by Term Loan Note C.

(c) In addition to the scheduled payments of principal on Term Loan C set forth in Term Loan Note C, the following payments shall be made to, or retained by, Lender and applied as provided in Section 2.2(d):

(i) Within three Business Days after the date of receipt thereof by any Loan Party, an amount equal to 100% of the Net Proceeds from any sale of any asset (exclusive of (A) sales of Inventory in the ordinary course of business or (B) sales or other dispositions of Equipment, the proceeds of which are used for the replacement of such Equipment as contemplated by Section 5.7);

(ii) Within three Business Days after the date of receipt thereof by any Loan Party, 100% of the Net Proceeds from any insurance or condemnation proceeds payable in respect of, or arising out of, any loss or damage to any of any Borrower’s properties (other than (A) dispositions of Equipment, which is the subject of an Event of Loss, in connection with the replacement of such Equipment as contemplated by Section 5.7 or (B) repairs or replacements of any Mortgaged Property, which is the subject of an Event of Loss, to the extent set forth in the Mortgages); and

(iii) On the date of receipt thereof by any Loan Party, an amount equal to 100% of the Net Proceeds payable or owing to any Loan Party under, or arising out of, the Effox Acquisition Agreement, the Effox Acquisition, the FKI Acquisition Agreement or the FKI Acquisition, including any purchase price adjustment payment or indemnification or reimbursement payment made after the Effective Date (as defined in the Third Amendment) with respect to the Effox Acquisition or the FKI Acquisition. Notwithstanding anything to the contrary in this clause (iii), if a Loan Party incurs any out-of-pocket cost or expense for which it receives reimbursement from Effox under the Effox Acquisition Agreement (“Out-of-Pocket Effox Reimbursement”) or from FKI under the FKI Acquisition Agreement (“Out-of-Pocket FKI Reimbursement”), then the Loan Parties will (A) apply such Out-of-Pocket Effox Reimbursement or Out-of-Pocket FKI Reimbursement, as applicable, against the then outstanding Revolving Loans and (B) not be obligated to apply such Out-of-Pocket Effox Reimbursement or Out-of-Pocket FKI Reimbursement, as applicable, as a mandatory prepayment of Term Loan C.

(iv) Beginning on May 1, 2011 and continuing on the same date thereafter occurring in each subsequent Fiscal Year until the payment in full of Term Loan C, Borrowers will make a payment to Lender in an aggregate amount equal to 50% of Excess Cash Flow for the immediately preceding Fiscal Year of Borrowers then ended (each, an “Excess Cash Flow Payment”); provided that Lender will not require an Excess Cash Flow Payment, in any Fiscal Year, in an aggregate amount greater than $500,000, but Borrowers may make a voluntary prepayment of Term Loan C in excess of such $500,000. Each Excess Cash Flow Payment shall, absent the occurrence and continuance of an Event of Default, be applied to the remaining installments of principal under Term Loan Note C, in the inverse order of maturity.

(d) With respect to mandatory prepayments described in Sections 2.2(c)(i) through 2.2(c)(iv), such prepayments shall, absent the occurrence and continuance of an Event of Default: (i) first, be applied to the remaining installments of principal under Term Loan C, in the inverse order of maturity, until Term Loan C has been paid in full, (ii) second, at any time after Term Loan C shall have been repaid in full, such payments shall be applied to the outstanding balance of the Revolving Loans, (iii) third, after the Revolving Loans have been paid in full, such payments shall be applied to cash collateralize outstanding Letter of Credit Obligations, and (iv) fourth, after all Letter of Credit Obligations are fully cash collateralized, in repayment of any of the other Obligations then due and payable, and the Revolving Commitment will, at Lender’s sole option, be contemporaneously reduced by an amount deemed appropriate by Lender in the exercise of its discretion in good faith. Nothing in this Section 2.2 shall be construed to constitute Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents. No partial prepayment under Section 2.2(c) will change the due dates or the amount of the monthly principal payments otherwise required by Term Loan Note C.

(e) Within three Business Days after the date of receipt thereof by any Loan Party, the Loan Parties shall deliver to Lender: (i) 100% of the Net Proceeds payable under any Life Insurance, including any death benefit, (ii) an amount equal to 100% of: (A) any Net Proceeds from the issuance by Parent of any Ownership Interests after the Effective Date or (B) any dividend or distribution to a Loan Party from a Person other than a Loan Party, or (iii) 100% of the Net Proceeds from any Tax Refund. Such amounts shall, in each case, be applied by Lender to the Obligations as follows: (1) first, to the outstanding balance of the Revolving Loans, (2) second, after the Revolving Loans have been paid in full, such payments shall be applied to cash collateralize outstanding Letter of Credit Obligations, and (3) third, after all Letter of Credit Obligations are fully cash collateralized, in repayment of any of the other Obligations (other than Term Loan C absent the existence and continuation of an Event of Default) then due and payable, and the Revolving Commitment will, at Lender’s sole option, be contemporaneously reduced by an amount deemed appropriate by Lender in the exercise of its discretion in good faith.

2.3 Letters of Credit.

(a) Until the Termination Date with respect to the Line of Credit and subject to the other terms and conditions of this Agreement, Borrowers may request Lender to issue one or more of its standard standby letters of credit (“Standby Letter of Credit”) in favor of such beneficiary(ies) as are designated by Borrowers by delivering to Lender: (i) a Letter of Credit Application completed to the reasonable satisfaction of Lender, together with the proposed form of the Letter of Credit (which, in all respects, will comply with the applicable requirements of Section 2.3(b)), (ii) a Borrowing Base Certificate which calculates the Letter of Credit Availability by giving effect to the proposed Letter of Credit, and (iii) such other Letter of Credit Documents that Lender then customarily requires in the issuance of letters of credit. Lender, in addition to the other terms of this Agreement, will have no obligation to issue the proposed Letter of Credit if, after giving effect to the proposed Letter of Credit, there would exist a Letter of Credit Deficiency. The making of each Letter of Credit request by Borrowers will be deemed to be a representation by Borrowers that the Letter of Credit may be issued in accordance with, and will not violate the terms of, this Section 2.3.

(b) Each Letter of Credit issued under this Agreement will, among other things, (i) be in such form requested by Borrowers as is acceptable to Lender in its discretion exercised in good faith, (ii) be denominated in Dollars, and (iii) be issued to support Borrowers’ obligations that finance its business needs incurred in the ordinary course of Borrowers’ respective businesses as presently conducted by them. In no event will any Letter of Credit have a term of more than one year; furthermore, and, in addition to the foregoing term limitation, Lender will have no obligation to issue any Letter of Credit with an expiry date later than the date that is 30 days prior to the stated Termination Date applicable to the Line of Credit. Each Letter of Credit Application and each Letter of Credit will set forth which rules or customs apply to the Letter of Credit. Such rules and customs may include, but are not limited to, the International Standby Practices, as published by the International Chamber of Commerce (“ISP”) or the Uniform Customs and Practice for Documentary Credits, as published by ISP. In any event, the Letter of Credit shall be governed by (A) the rules or customs set forth in the Letter of Credit and (B) the internal laws of the State of Ohio and the United States of America, except to the extent such laws are inconsistent with the rules or customs adopted in the Letter of Credit Documents and Letter of Credit as set forth above.

(c) Upon receipt of a request from Borrowers to open any Letter of Credit and of all attendant Letter of Credit Documents completed to Lender’s reasonable satisfaction, Lender, within three (3) Business Days, may either (i) issue the requested Letter of Credit to the beneficiary thereof and transmit a copy to Borrowers, or (ii) elect, in its discretion exercised in good faith, not to issue the proposed Letter of Credit. If Lender elects not to issue such Letter of Credit, Lender will communicate in writing to Borrowers the reason(s) why Lender has declined such request.

(d) All Letter of Credit Obligations are payable on Lender’s demand or payable as otherwise set forth in the applicable Letter of Credit Documents. Borrowers jointly and severally promise to pay Lender the amount of all other Letter of Credit Obligations immediately when due, irrespective of any claim, setoff, defense or other right which any Borrower may have at any time against Lender or any other Person. Subject to the terms of Section 6.6, Borrowers hereby irrevocably instruct Lender, on the same Business Day that Lender is obligated to fund a drawing or make any expenditure or any other payment under a Letter of Credit or incurs any cost or expense under any Letter of Credit, to reimburse Lender for any drawing, expenditure or other payment made, or cost or expense incurred, by Lender debiting any Borrower’s loan account(s) with Lender as an advance of the Revolving Loans pursuant to Section 2.1. If the advance of a Revolving Loan to reimburse Lender for any drawing, expenditure or other payment made, or cost or expense incurred, by Lender in respect of any Letter of Credit results (or to the extent that it results) in any Letter of Credit Deficiency, then Borrowers will immediately eliminate any Letter of Credit Deficiency in accordance with the terms of Section 2.1(a).

(e) All Letter of Credit Obligations will constitute part of the Obligations and be secured by the Loan Collateral.

(f) In determining whether to pay under any Letter of Credit, Lender will be responsible only to confirm in good faith that any documents required to have been delivered under a Letter of Credit appear to comply substantially on their face with the requirements of the Letter of Credit, and any action taken or omitted by Lender in good faith under or in connection with any Letter of Credit will not subject Lender to any liability to any Borrower; provided, however, nothing in this Section 2.3(f) will relieve Lender of any liability it may have to Borrowers to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by Borrowers from Lender’s gross negligence or willful misconduct. Lender shall not be obligated to cause any Letter of Credit to be extended or amended unless the requirements of this Section 2.3 are met as though a new Letter of Credit were being requested and issued.

(g) In addition to amounts payable as elsewhere provided in this Section 2.3, Borrowers will protect, indemnify, pay and save Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which Lender (provided that it acts (or omits to act) in good faith and except for Lender’s gross negligence or willful misconduct) may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit or the provision of any credit support or enhancement in connection therewith exclusive of claims, demands, liabilities, damages, losses, costs, charges and expenses to the extent caused by the gross negligence or willful misconduct of Lender. The agreement in this Section 2.3(g) shall survive repayment of all other Obligations.

(h) As between Borrowers and Lender, Borrowers assume all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Lender shall not be responsible for: (i) the existence of any claim, set-off, defense or other right which any Borrower may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), Lender or any other Person, whether in connection with this Agreement or the other Loan Documents, the transactions contemplated in this Agreement, or any unrelated transaction; (ii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) any default, negligence, misfeasance, suspension, insolvency, or bankruptcy of any shipper or any other Person involved in any transaction covered thereby or any correspondent or agent of Lender to whom any drafts, documents or instruments may be entrusted; (iv) any delay, interruption, omission or error in transmission or delivery of any document, certificate, draft, or message; (v) payment by Lender under any Letter of Credit against presentation of a draft or certificate which substantially complies with the terms of such Letter of Credit; (vi) the invalidity or unenforceability of the Letter of Credit; (vii) the examination of documents presented under a Letter of Credit exclusively by electronic or electro-optical means; or (viii) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto governmental authority. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of Lender under this Section 2.3.

(i) In furtherance and extension, and not in limitation, of the specific provisions set forth above, any action taken or omitted by Lender under or in connection with any of the Letters of Credit or any related certificates, if taken or omitted in good faith in the absence of gross negligence or willful misconduct, shall not put Lender under any resulting liability to Borrowers or relieve Borrowers of any of their obligations hereunder to Lender.

(j) (i) Borrowers will pay to Lender, with respect to each Letter of Credit, a fee (“LOC Fee”) equal to the Applicable LOC Fee Percentage per annum on the amount available to be drawn under each Letter of Credit from, and including, the issuance date of the Letter of Credit to and including the expiry date thereof (or, if earlier, the date on which the Letter of Credit is returned to Lender and is canceled). In addition, Borrowers will pay to Lender, on its demand for payment, Lender’s then current issuance, opening, closing, transfer, amendment, draw, renewal, negotiation and other letter of credit administration fees, charges and out of pocket expenses with respect to each Letter of Credit. The LOC Fee is fully earned by Lender when paid and will be due and payable on the issuance of each Letter of Credit. The LOC Fee will be calculated on the basis of the actual number of days elapsed in a 360-day year. If any Letter of Credit is cancelled for any reason before the stated expiry date thereof, any LOC Fee paid in advance will not be refunded and will be retained by Lender solely for its account.

(ii) For purposes of determining the Applicable LOC Fee Percentage, the Fixed Charge Coverage Ratio will, on and after the First Pricing Grid Determination Date, be determined as of June 30th and December 31st of each Fiscal Year ending on and after the First Pricing Grid Determination Date (each such date being a “Determination Date”). The “First Pricing Grid Determination Date” occurring after the Effective Date will be December 31, 2010. On Lender’s receipt of the financial statements and Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(a), 4.3(b) and 4.3(d) (as applicable) of this Agreement for the applicable Fiscal Quarter or Fiscal Year then ended, the LOC Fee will be subject to adjustment in accordance with the table set forth in the definition of “Applicable LOC Fee Percentage” based on the Fixed Charge Coverage Ratio as of the end of such Fiscal Quarter or Fiscal Year then ended so long as no Event of Default is existing as of the applicable effective date of adjustment. The foregoing adjustment, if applicable, (A) will become effective with respect to all Letters of Credit that are issued or renewed on and after the first day of the first calendar month following delivery to Lender of the financial statements and Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(a), 4.3(b) and 4.3(d) (as applicable) of this Agreement for the applicable Fiscal Quarter or Fiscal Year then ended and (B) will remain in effect until the next succeeding effective date of adjustment pursuant to this clause (ii) of Section 2.3(j). Each of the financial statements and Compliance Certificate required to be delivered to Lender must be delivered to Lender in compliance with Section 4.3 of this Agreement. If, however, either the financial statements or the Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(a), 4.3(b) and 4.3(d) (as applicable) of this Agreement have not been delivered in accordance with Section 4.3 of this Agreement, then, at Lender’s option, commencing on the date upon which such financial statements or Compliance Certificate should have been delivered in accordance with Section 4.3 of this Agreement and continuing until such financial statements or Compliance Certificate are actually delivered in accordance with Section 4.3 of this Agreement, it shall be assumed for purposes of determining the Applicable LOC Fee Percentage, that the Fixed Charge Coverage Ratio was ≤ 1.50 to 1.0 and the pricing associated therewith (i.e., Pricing Grid Level 1) will be applicable on the then applicable Determination Date.

(l) If (i) any law, treaty, rule, regulation, guideline or determination of a central bank or a governmental authority or interpretation or application thereof by a central bank or governmental authority or (ii) compliance by Lender with any request or directive (whether having the force of law) from, or compliance by Lender with any official pronouncement or statement of, or as a result of any audit, investigation, or enforcement action (whether or not against Lender) by, a central bank or other government authority shall either (A) impose, modify, deem or make applicable any reserve, special deposits, assessment or similar requirement against letters of credit issued by Lender or (B) impose on Lender any other condition regarding this Agreement or any Letter of Credit, and, in Lender’s judgment exercised in good faith, the result of any event referred to in clause (A) or (B) above is the increase of the cost to Lender of issuing or maintaining any Letter of Credit, then, within 10 Business Days after the demand therefor by Lender, Borrowers will immediately pay to Lender, from time to time as specified by Lender, additional amounts sufficient to compensate Lender for such increased cost (the “Increased LOC Costs”), together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the then applicable interest rate on the Revolving Loans; provided, however, that Lender may charge Borrowers for such Increased LOC Costs only to the extent that such cost is generally charged by Lender to its other similarly situated borrowers assuming Lender is legally empowered to do so. A certificate as to such Increased LOC Costs incurred by Lender, submitted by Lender to Borrowers, shall be conclusive, absent manifest error, as to the amount thereof.

2.4 Funding of Revolving Loans; Lock Box; Collections.

(a) Prior to the Termination Date with respect to the Line of Credit and subject to the other terms and conditions of this Agreement, all disbursements of Revolving Loans will initially be made into a non-interest bearing, disbursement funding account maintained at Lender or an Affiliate of Lender (the “Funding Account”) structured and utilized for that purpose in accordance with Lender’s (or as applicable, the applicable Lender Affiliate’s) policies and procedures, current account number 99903372. Prior to the Termination Date with respect to the Line of Credit and subject to the other terms and conditions of this Agreement, funds in the Funding Account will then be made available to Borrowers via non-interest bearing controlled disbursement accounts maintained by Borrowers at Lender or an Affiliate of Lender (collectively, the “Controlled Disbursement Account”) in accordance with Lender’s (or as applicable, the applicable Lender’s Affiliate’s) policies and procedures (current account numbers: 73352576 and 73355646); however, Lender may, at any time hereafter, elect not to credit proceeds of Revolving Loans to the Controlled Disbursement Account, but Lender instead may establish non-controlled disbursement account or accounts (such as an operating account but exclusive of the Funding Account) for Borrowers at Lender or an Affiliate of Lender and disburse proceeds of the Revolving Loans by crediting such non-controlled disbursement account(s) of Borrower(s) at Lender or an Affiliate of Lender. Borrowers hereby authorize Lender without any further written or oral request of Borrowers to make advances of Revolving Loans to Borrowers in amounts necessary for the payment of checks and other items drawn on, and debits by Lender of, the Controlled Disbursement Account as such checks and other items (“Presentments”) are presented to Lender or the applicable Lender Affiliate for payment, and debits are made by Lender, subject to the terms and conditions of this Agreement. In addition to advances of Revolving Loans made pursuant to Lender’s (or as applicable, Lender’s Affiliate’s) controlled disbursement account system, Lender will, from time to time prior to the Termination Date with respect to the Line of Credit and subject to the other terms and conditions of this Agreement, make advances of Revolving Loans via wire transfers or ACH payments so long as a Borrower has given Lender written notice, via facsimile transmission, electronic mail or otherwise, no later than 1:00 p.m. Cincinnati, Ohio time on the date Borrowers shall request that such Revolving Loan be advanced in the case of wire transfers and any other deadline imposed by Lender from time to time for ACH payments. The making of each Revolving Loan, whether via the controlled disbursement account system or a written request by a Borrower, will be deemed to be a representation by Borrowers that (i) the Revolving Loan will not violate the terms of Section 2.1 and (ii) all Eligible Inventory and Eligible Accounts then comprising the Borrowing Base meet all of Lender’s criteria for Eligible Inventory and for Eligible Accounts.

(b) Borrowers have established through Lender, and will continue at all times on and after the occurrence of a Cash Dominion Triggering Event (as defined below), the use of, the post office box at the U.S. Post Office bearing the address: PO Box 630202, Cincinnati, Ohio 45263-0202, or such other address or addresses as Lender may notify Borrowers from time to time (the “Lock Box”). At all times on and after the occurrence of a Cash Dominion Triggering Event, Borrowers will notify all of their respective customers and account debtors, which forward their Remittances in paper form to the applicable Borrower, to forward all checks, drafts, money orders, and other items, cash and other remittances of every kind due the applicable Borrower (“Remittances”) to the Lock Box (such notices to be in such form and substance as Lender may reasonably require from time to time). Lender will have sole access to the Lock Box at all times, and Borrowers will take all action necessary to grant Lender such sole access. At no time will any Borrower remove any item from the Lock Box without Lender’s prior written consent, and no Borrower will notify any customer or account debtor to pay any Remittance to any other place or address, other than the address of Borrowers’ headquarters at times prior to the occurrence of a Cash Dominion Triggering Event, without Lender’s prior written consent. If a Borrower should neglect or refuse to notify any customer or account debtor to pay any Remittance to the Lock Box, Lender will be entitled to make such notification. At all times on and after the occurrence of a Cash Dominion Triggering Event, Borrowers will notify all of their respective customers and account debtors, which pay their Accounts by electronic funds transfer, to forward all Remittances directly to the Collection Account (as defined below) by wire transfer or automated clearinghouse funds transfer (ACH) (such notices to be in such form and substance as Lender may require in good faith from time to time). Prior to the occurrence of a Cash Dominion Triggering Event, Borrowers will notify all of their respective customers and account debtors, which pay their Accounts by electronic funds transfer, to forward all Remittances directly to the Funding Account or, at Borrowers’ option, the Collection Account by wire transfer or automated clearinghouse funds transfer (ACH). Upon retrieval of Remittances and other proceeds of Accounts and other Loan Collateral from the Lock Box, Lender will deposit the same into the Funding Account until such time as an Event of Default shall occur (such occurrence of an Event of Default being, the “Cash Dominion Triggering Event”) at which time all funds will thereafter be deposited by Lender into a collection, non-interest bearing DDA depository account maintained at Lender, current account number 702-3362598 (“Collection Account”). Any Remittance or other proceeds of Accounts or other Loan Collateral received by a Borrower shall be deemed held by such Borrower in trust and as fiduciary for Lender, and such Borrower immediately shall deliver the same, in its original form, to Lender by overnight delivery for deposit into the Lock Box (or the Funding Account prior to the occurrence of a Cash Dominion Triggering Event). Pending such deposit, such Borrower will not commingle any such Remittance or other proceeds of Accounts or other Loan Collateral with any of any Borrower’s other funds or property, but such Borrower will hold it separate and apart therefrom in trust for Lender until delivery is made to Lender as described above. All deposits to the Lock Box and the Collection Account will be Lender’s property to be applied, following a Cash Dominion Triggering Event, against the Obligations in such order and method of application as may be elected by Lender in its discretion exercised in good faith and will be subject only to the signing authority designated from time to time by Lender, and Borrowers shall have no interest therein or control over such deposits or funds. Borrowers shall have no interest in the Lock Box or the Collection Account nor control over the deposits or funds therein, and Lender shall have sole access to the Collection Account and the Lock Box. Notwithstanding that Borrowers’ obligations with respect to the Lock Box and automatic sweep to the Collection Account become mandatory at all times on and after a Cash Dominion Triggering Event occurs, Borrowers may not collect any Remittances through any provider of lock box or other cash management and treasury services other than Lender or its Affiliates or deposit any Remittances at any bank or other financial institution other than Lender or its Affiliates.

(c) Each Business Day following a Cash Dominion Triggering Event, Lender will, or will cause the applicable Lender Affiliate, automatically and without notice, request or demand by Borrowers, in accordance with Lender’s (or as applicable, the applicable Lender Affiliate’s) automatic sweep program, transfer all collected and available funds in the Collection Account: (i) for application against the unpaid principal balance of all Revolving Loans bearing interest based on the Daily LIBOR Rate or the Prime Rate, as applicable, and (ii) to be held in the Collection Account to the extent of any Revolving Loans bearing interest based on the Tranche LIBOR Rate. Pursuant to that automatic sweep program, Lender will either make Revolving Loans to the extent necessary to cover Presentments to the Controlled Disbursement Account or to maintain a minimum collected, positive (i.e., “peg”) balance in the Funding Account of $500,000 at all times; however, in no event will the principal amount of the Revolving Loans advanced pursuant to the herein described automatic sweep program exceed the maximum available amount provided for in Section 2.1(a). If such automatic sweep program is not then active, it shall be Borrowers’ responsibility to maintain a minimum collected, positive (i.e., “peg”) balance in the Funding Account of $500,000 at all times. Until a Cash Dominion Triggering Event occurs, Borrowers shall have the right to issue orders and instructions, from time to time, to Lender with respect to the disposition of the available and collected funds in the Funding Account, including whether or not to apply such funds against the outstanding Revolving Loan balance. Without limitation of the provisions in the Security Agreement, and without limitation to the provisions below relating to the ownership of the Lock Box, the Collection Account and the deposits and funds therein, Lender shall have, and Borrowers hereby grant to Lender, a Lien on all funds held in the Funding Account, the Controlled Disbursement Account, the Collection Account and Lock Box as security for the Obligations. The Funding Account, Controlled Disbursement Account, and Collection Account will not be subject to any deduction, set-off, banker’s lien or any other right in favor of any Person other than Lender or an Affiliate of Lender and its Affiliates. If any Remittance deposited in the Collection Account is dishonored or returned unpaid for any reason, Lender, in its discretion, may charge the amount of such dishonored or returned Remittance directly against Borrowers and any account maintained by any Borrower with Lender or the applicable Lender Affiliate and such amount shall be deemed part of the Obligations. Neither Lender nor the applicable Lender Affiliate shall be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of Lender or the applicable Lender Affiliate with respect to the operation of the Funding Account, Controlled Disbursement Account, Collection Account, the Lock Box, or the services to be provided by Lender or the applicable Lender Affiliate under this Agreement except to the extent, but only to the extent, of any direct damages, as opposed to any consequential, special or lost profit damages suffered by a Borrower from gross negligence or willful misconduct of Lender or the applicable Lender Affiliate. Until a payment is received by Lender for Lender’s account in finally collected funds, all risks associated with such payment will be borne solely by Borrowers.

(d) For the purposes of calculating interest, determining Revolving Loan Availability and the amount of Eligible Accounts, all Remittances and other proceeds of Accounts and other Loan Collateral deposited into the Collection Account shall be credited (conditional on final collection) against the outstanding Revolving Loan balance and the then Eligible Accounts as funds become collected and available in accordance with Lender’s funds availability policies from time to time in effect.

(e) From time to time, Lender or the applicable Lender Affiliate may adopt such regulations and procedures and changes as it may deem reasonable and appropriate with respect to the operation of the Funding Account, the Controlled Disbursement Account, the Collection Account, the Lock Box, the automatic sweep program and the other services to be provided by Lender or the applicable Lender Affiliate under this Agreement, and such regulations, procedures and changes need not be reflected by an amendment to this Agreement in order to be effective.

(f) All service charges and costs related to the establishment and maintenance of the Funding Account, the Controlled Disbursement Account, Collection Account, the Lock Box, the automatic sweep program, and Lender’s and its Affiliates’ treasury and cash management services shall be the sole responsibility of Borrowers, whether the same are incurred by Lender, Lender’s Affiliates or Borrowers, and Lender, at its discretion, may charge the same against Borrowers and any account maintained by Borrowers with Lender or the applicable Lender Affiliate and the same shall be deemed part of the Obligations.

2.5 Payment; Time of Payment; Late Payments.

(a) Borrowers jointly and severally promise to pay and to perform, observe and comply with when due all of the Obligations. All payments to be made by Borrowers on account of the Obligations will be made by Borrowers without setoff, deduction, offset, recoupment or counterclaim in immediately available funds. Borrowers shall make all payments of principal, interest and all other Obligations no later than 2:00 p.m., Cincinnati, Ohio time, on the Business Day such payments are due; any and all amounts paid after such time shall be credited on the next Business Day. As an accommodation to Borrowers, on the date any payment of interest or principal of the Loans, or any fee, charge or other Obligation is due, Lender is hereby authorized, in its discretion, to charge such amounts to the loan account with Lender as an advance of the Revolving Loans. All payments by Borrowers under this Agreement will be in lawful money of the United States of America, and, unless otherwise provided in this Agreement or instructed by Lender in writing from time to time, Borrowers will make all payments required under this Agreement and under any of the other Loan Documents in immediately available funds to an account designated by Lender from time to time.

(b) If any payment is not made when due under this Agreement or any of the other Loan Documents and, at the time payment was due, there was insufficient Revolving Loan Availability to charge such payment to the loan account with Lender as an advance of the Revolving Loans, Borrowers shall pay to Lender a late payment fee equal to two percent (2%) of any payment not paid when due (whether by maturity, acceleration or otherwise). In addition, all Obligations shall, after the occurrence and during the continuance of an Event of Default, bear interest at the Default Rate without notice to Borrowers; provided that this Section 2.5(b) shall not be deemed to constitute a waiver of any Event of Default or an agreement by Lender to permit any late payments whatsoever. “Default Rate” means the applicable rates of interest set forth in the Notes plus an additional 2.0% per annum. In no event shall the interest rate accruing under the Notes be increased to be in excess of the maximum interest rate permitted by applicable state or federal usury laws then in effect.

2.6 One General Obligation; Cross-Collateralized. All advances of credit to, or for the benefit of, Borrowers under this Agreement and under any other Loan Document constitute one loan, and all of the Obligations constitute one obligation. The Loans and all other advances or extensions of credit to, or for the benefit of, Borrowers under this Agreement or the other Loan Documents and all other Obligations are made on the security of all of the Loan Collateral. The limits on outstanding advances against the Borrowing Base are not intended and shall not be deemed to limit in any way Lender’s security interest in, or other Liens on, the Accounts, Inventory, Equipment, General Intangibles, or any other Loan Collateral.

2.7 Unused Line Fee. (a) Commencing on July 1, 2010 and continuing on the first day of each and every calendar month thereafter until the Obligations are fully paid and satisfied (and, as applicable, on the date this Agreement is terminated), Borrowers will pay to Lender a fee (“Unused Line Fee”) in an amount equal to the result obtained by multiplying (i) the difference between (A) the Revolving Commitment and (B) the average daily Revolving Loans advanced to Borrowers during the preceding calendar month (or portion thereof during which any portion of the Revolving Loans was outstanding or during which this Agreement was in full force and effect) for which the Unused Line Fee is being determined by (ii) the result obtained (expressed as a percentage) by multiplying the Applicable Unused Line Fee Percentage by a fraction, the numerator of which is the sum of days in such calendar month during which this Agreement was in full force and effect (or during which any portion of the Revolving Loans was outstanding) and the denominator of which is 360. The Unused Line Fee is payable in arrears by Borrowers.

(b) For purposes of determining the Applicable Unused Line Fee Percentage, the Fixed Charge Coverage Ratio will, on and after the First Pricing Grid Determination Date, be determined as of June 30th and December 31st of each Fiscal Year ending on and after the First Pricing Grid Determination Date (each such date being a “Determination Date”). The “First Pricing Grid Determination Date” occurring after the Effective Date will be December 31, 2010. On Lender’s receipt of the financial statements and Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(a), 4.3(b) and 4.3(d) (as applicable) of this Agreement for the applicable Fiscal Quarter or Fiscal Year then ended, the Unused Line Fee will be subject to adjustment in accordance with the table set forth in the definition of “Applicable Unused Line Fee Percentage” based on the Fixed Charge Coverage Ratio as of the end of such Fiscal Quarter or Fiscal Year then ended so long as no Event of Default is existing as of the applicable effective date of adjustment. The foregoing adjustment, if applicable, will become effective on and after the first day of the first calendar month following delivery to Lender of the financial statements and Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(a), 4.3(b) and 4.3(d) (as applicable) of this Agreement for the applicable Fiscal Quarter or Fiscal Year then ended until the next succeeding effective date of adjustment pursuant to this Section 2.7. Each of the financial statements and Compliance Certificate required to be delivered to Lender must be delivered to Lender in compliance with Section 4.3 of this Agreement. If, however, either the financial statements or the Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(a), 4.3(b) and 4.3(d) (as applicable) of this Agreement have not been delivered in accordance with Section 4.3 of this Agreement, then, at Lender’s option, commencing on the date upon which such financial statements or Compliance Certificate should have been delivered in accordance with Section 4.3 of this Agreement and continuing until such financial statements or Compliance Certificate are actually delivered in accordance with Section 4.3 of this Agreement, it shall be assumed for purposes of determining the Applicable Unused Line Fee Percentage, that the Fixed Charge Coverage Ratio was ≤ 1.50 to 1.0 and the pricing associated therewith (i.e., Pricing Grid Level 1) will be applicable on the then applicable Determination Date.

2.8 [Intentionally Omitted].

2.9 [Intentionally Omitted].

2.10 Consolidated Borrowings. To induce Lender to enter into this Agreement and to make Loans in the manner set forth in this Agreement, each Borrower hereby represents, warrants, covenants and states to Lender that: (i) Borrowers are substantially dependent upon each other for their respective working capital, strategic management, financial needs and technology; (ii) Borrowers desire to utilize their borrowing potential on a consolidated basis, to the extent(s) possible as if they were merged into a single entity and, consistent with realizing such potential, to make available to Lender security commensurate with the amount and nature of their aggregate borrowings; (iii) each of Borrowers has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement and that under a joint and several loan facility it is able to obtain financing on terms more favorable than otherwise available to it separately; and (iv) Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.

2.11 Joint Obligations. The obligations of Borrowers under the Loan Documents are joint, several and primary. No Borrower will be or be deemed to be an accommodation party with respect to any of the Loan Documents. Each Borrower hereby irrevocably designates Parent as its representative and agent on its behalf for the purposes of issuing requests for advances of Loans, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents which are permitted to be taken by a Borrower. Parent hereby accepts such appointment. Lender may regard any notice or other communication pursuant to any Loan Document from Parent as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Parent on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Parent shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 3. Representations and Warranties.

Each Loan Party hereby warrants and represents to Lender the following:

3.1 Organization and Qualification; Status. Each Loan Party is a duly organized and validly existing corporation under the laws of the State set forth in Schedule 3.1, has the power and authority to carry on its business as now conducted and to execute and perform this Agreement and the other Loan Documents to which it is a party or otherwise bound, and is qualified and licensed to do business in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect. No Loan Party is (a) an “investment company”, (b) an “investment adviser”, or (c) a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

3.2 Due Authorization. The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party or otherwise bound have been duly authorized by all necessary corporate action, and shall not contravene any law or any governmental rule or order binding on any Loan Party, certificate of incorporation/articles of incorporation, bylaws/regulations or other governing documents of any Loan Party, nor violate any agreement or instrument by which any Loan Party is bound (the performance or non-performance of which could reasonably be expected to have a Material Adverse Effect) nor result in the creation of a Lien on any assets of any Loan Party except the Lien granted to Lender under the Loan Documents. Each Loan Party has duly executed and delivered to Lender this Agreement and the other Loan Documents to which it is a party or otherwise bound and they are valid and binding obligations of each Loan Party enforceable according to their respective terms, except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting the rights of creditors generally. No notice to, or consent by, any governmental body is needed in connection with this transaction.

3.3 Litigation. Except as set forth on Schedule 3.3, as of the Signature Date, (i) there are no suits or proceedings pending or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party, and (ii) no proceedings before any governmental body are pending or, to the knowledge of any Loan Party, threatened against any Loan Party in any case, which, if adversely determined against a Loan Party, could reasonably be expected to have a Material Adverse Effect.

3.4 Margin Stock. No part of the Loans shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by Lender, Loan Parties shall furnish to Lender statements in conformity with the requirements of Federal Reserve Form U-1.

3.5 Business; Supplier and Distribution Agreements. No Loan Party is a (a) party to or subject to any contract or agreement containing a covenant made by a Loan Party not to compete in any line of business with any Person or (b) party to a distribution or supplier agreement with any supplier of Inventory to a Loan Party which limits the disposition of Inventory by such Loan Party or its successors, assigns or creditors.

3.6 Licenses, etc. Each Loan Party has obtained any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the conduct of its business as currently conducted, which, if not so obtained by each Loan Party, could reasonably be expected to have a Material Adverse Effect. All of the foregoing are in full force and effect, and none of the foregoing are, to the knowledge of any Loan Party, in conflict with, or an infringement of, the rights of others such that it would have a Material Adverse Effect. All of each Loan Party’s patents, copyrights, trademarks and trade names and all licenses of any patents, trademarks, and copyrights in any case material to Borrowers’ respective businesses and existing as of the Signature Date are described on Schedule 3.6.

3.7 Laws and Taxes. Each Loan Party is in compliance with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon a Loan Party by any law or by any governmental authority, court or agency except for such violations which could not reasonably be expected to have a Material Adverse Effect. Each Loan Party has filed all required tax returns and reports (or filed appropriate extensions therefor) that are now required to be filed by it in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon such Loan Party or its assets, including unemployment, social security, and real estate taxes. Each Loan Party has paid all taxes which are now due and payable except to the extent contested in the manner permitted by Section 4.6. No taxing authority has asserted or assessed any additional tax liabilities against any Loan Party which are outstanding on the Signature Date, and no Loan Party has filed for any extension of time for the payment of any tax. There are not in effect any waivers of applicable statutes of limitations for federal, foreign, state or local taxes for any period. No Loan Party is a party to any tax-sharing agreement or arrangement. Each Loan Party’s fiscal year is from January 1 to December 31.

3.8 Financial Condition. All financial statements relating to Loan Parties which have been, or may hereafter be delivered, by Loan Parties or on their behalf to Lender are, and will be, true and correct and fairly present, and will present, in all material respects the financial condition and results of operations of Loan Parties at the date and for the period indicated therein and has been prepared in accordance with GAAP. No Loan Party has any Indebtedness of any kind that is prohibited by the terms of this Agreement. As of the Signature Date, there has not occurred any change in the financial condition of any Loan Party which has had a Material Adverse Effect. No Loan Party has suffered any damage, destruction or loss which has had a Material Adverse Effect since the submission of the most recent audited financial statements of the Loan Parties to Lender.

3.9 Title. Each Borrower has good title to its property (exclusive of that property for which it has only a leasehold estate), free and clear of all Liens and encumbrances of any kind except for any Permitted Liens. Except as specifically set forth on Schedule 3.9, none of the equipment, included in the appraisal, which Lender has made eligible for purposes of the Loans is the subject of any Lien, capitalized lease, or operating lease of any Person.

3.10 Defaults. Each Loan Party is in compliance with all agreements to which it is a party or by which any of its property is bound, a default under which could reasonably be expected to have a Material Adverse Effect. There does not now exist any default or violation by any Loan Party of or under any of the terms, conditions or obligations of: (a) its certificate of incorporation/articles of incorporation, bylaws/regulations, other charter documents, or (b) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement or other instrument to which any Loan Party is a party or by which it is bound, the performance of non-performance of which could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement shall not result in such default or violation.

3.11 Environmental Laws.

(a) Each Borrower has obtained all permits, licenses and other authorizations or approvals which are required under Environmental Laws which, if not so obtained by such Borrower, could reasonably be expected to have a Material Adverse Effect. Each Borrower is in compliance with (i) all terms and conditions of such required permits, licenses, authorizations and approvals, and (ii) all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws except, in each case, for such violations which could not be reasonably expected to have a Material Adverse Effect.

(b) To the knowledge of any Loan Party, no Loan Party has received any notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which could, with reasonable certainty, either (i) interfere with or prevent compliance or continued compliance, with any Environmental Laws in a manner which, individually or collectively, could reasonably be expected to have a Material Adverse Effect, or (ii) give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste which, individually or collectively, could reasonably be expected to have a Material Adverse Effect.

(c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or, to the knowledge of any Borrower, threatened against any Borrower, relating in any way to Environmental Laws except that which is within any applicable insurance coverage with respect to which the insurer has admitted liability and which does not have a Material Adverse Effect.

3.12 Subsidiaries; Partnerships; Affiliates. No Loan Party has any Subsidiaries other than as set forth on Schedule 3.12, and, except as set forth on Schedule 3.12, no Loan Party is a party to any partnership agreement or joint venture agreement. Except as set forth on Schedule 3.12, no Affiliate of any Borrower: (a) sells or leases any goods or real property to any Borrower, (b) sells any services to any Borrower, (c) purchases or leases any goods or real property, or purchases any services from, any Borrower, or (d) is a party to any contract or commitment with any Borrower.

3.13 ERISA. The Loan Parties and all Persons that, along with the Loan Parties, would be treated as a single employer under ERISA or the Internal Revenue Code (an “ERISA Affiliate”), are in compliance with all of their obligations arising out of, or in connection with, any “employee benefit plan”, as that term is defined in Section 3(3) of ERISA which a Loan Party or an ERISA Affiliate sponsors or maintains or for which a Loan Party has an obligation to contribute except: (a) as set forth on Schedule 3.13 and (b) for such violations which would not reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any of its ERISA Affiliates (each, a “Subject Plan”): (i) maintains a Pension Plan subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code as to which a Loan Party or any ERISA Affiliate may have any liability, except, in each case, as set forth on Schedule 3.13 or (ii) is obligated to contribute to any Multiemployer Plan except as set forth on Schedule 3.13. Each Pension Plan that a Loan Party or any of its ERISA Affiliates sponsors, maintains, or for which a Loan Party or any of its ERISA Affiliates is required to make contributions, as of the Signature Date, is set forth on Schedule 3.13. Neither any Loan Party nor any other ERISA Affiliate has withdrawn from any Subject Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Subject Plan.

3.14 Capitalization. Schedule 3.14 sets forth the number of Ownership Interests of each Loan Party which are authorized and outstanding. All outstanding Ownership Interests of each Loan Party are duly authorized, validly issued, and fully paid and nonassessable. Set forth in Schedule 3.14 is a complete and accurate list of all Persons who are record and beneficial owners of (a) the Ownership Interests of each Loan Party (other than Parent) as of the Signature Date and (b) greater than 10% of the Ownership Interests of Parent as of April 1, 2010. All warrants, subscriptions, options, instruments, agreements and rights under which any Ownership Interests of each Loan Party are or may be redeemed, retired, converted, encumbered, bought, sold or issued are described in Schedule 3.14.

3.15 Restrictions; Labor Disputes; Labor Contracts. No Loan Party is a party or subject to, any charge, corporate restriction, judgment, decree or order, for which a Loan Party’s compliance or non-compliance could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.15, no Loan Party is, as of the Signature Date, (a) a party to any collective bargaining agreement or other labor contract or (b) the subject of any labor dispute which could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.15, no union or other labor organization is, to any Loan Party’s knowledge, seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Loan Party or any of its Subsidiaries or for any similar purpose. To any Loan Party’s knowledge, no key employee of such Loan Party is subject to any agreement in favor of anyone other than such Loan Party which restricts or limits that individual’s right to engage in the type of business activity conducted by such Loan Party in any manner which could materially impair the ability of such individual to carry out his or her duties with such Loan Party or to use any property or confidential information or which grants to any Person, other than such Loan Party, any rights to inventions or other ideas susceptible to legal protection developed or conceived by any such key employee of such Loan Party.

3.16 Specifically Designated National and Blocked Persons. No Loan Party nor any of its Affiliates is a country, individual, or entity named on the Specifically Designated National and Blocked Persons (SDN) list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States.

3.17 Tax Shelter Regulations. Loan Parties do not intend to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). If any Loan Party determines to take any action inconsistent with such intention, it will promptly notify Lender thereof and deliver to Lender a duly completed IRS Form 8886 or any successor form. If any Loan Party so notifies Lender, Loan Parties acknowledge that (a) Lender may treat the Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Lender will maintain the lists and other records required by such Treasury Regulation and (b) Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Lender relating to such tax treatment and tax structure.

3.18 Full Disclosure. No representation or warranty made by any Loan Party or any of its Affiliates, as the case may be, in this Agreement, any other Loan Document to which they are a party, or in any other document furnished from time to time in connection herewith or therewith contains or will contain at the time such representation is made or such document furnished, any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading.

3.19 Updating Representations and Warranties. To the extent necessary to cause the representations and warranties set forth in Section 3 to remain true, complete and accurate as of the date hereof and as of each day on which a Loan is made hereunder, the Loan Parties shall update in writing any Schedules provided for in Section 3 promptly upon learning of any circumstance which may have the effect of making any such representation or warranty contained in Section 3 untrue or misleading. Such Schedules, upon being updated by a Loan Party in accordance with this Agreement, will become the Schedules referenced in this Agreement. The requirement of the Loan Parties to update any Schedule provided for herein is not, and may not be construed to be, a modification of any of the covenants of this Agreement or a cure of any Event of Default occurring prior to any such update, as result of, or existing at the time of any such update without the waiver of such Event of Default by Lender.

Section 4. Affirmative Covenants. Loan Parties covenant with, and represent and warrant to, Lender that, from and after the Effective Date until the Obligations are paid and satisfied in full:

4.1 Access to Business Information. Each Loan Party shall maintain proper books of account and records sufficient to permit the preparation of financial statements in accordance with GAAP in which complete and accurate entries and records of all of its transactions in accordance with GAAP shall be made and give representatives of Lender access thereto at all reasonable times, including permission to: (a) examine, copy and make abstracts from any such books and records and such other information which might be helpful to Lender in evaluating the status of the Loans as it may reasonably request from time to time, and (b) communicate directly with any Loan Party’s employees, officers, managers, members, partners, accountants or other financial advisors and agents with respect to the business, financial conditions and other affairs of any Borrower.

4.2 Inspection of Collateral. Each Loan Party shall give Lender access during normal business hours and upon reasonable advance notice (in the absence of an Event of Default) from Lender to the Loan Collateral and the other property securing the Obligations for the purpose of performing examinations thereof and to verify its condition or existence.

4.3 Financial Information; Reporting. Parent shall furnish to Lender:

(a) Within 45 days after the end of each month and Fiscal Quarter, a copy of the Parent and its Subsidiaries’ consolidated and consolidating financial statements for that month and, as applicable, Fiscal Quarter and for the year to date in a form reasonably acceptable to Lender, prepared and certified, subject to changes resulting from normal year-end adjustments and the omission of footnote disclosures, by the principal financial officer of the Parent;

(b) Within 90 days after the end of each Fiscal Year, a copy of the Parent and its Subsidiaries’ (i) consolidated financial statements for that year audited by a firm of independent certified public accountants selected by Parent and acceptable to Lender (which acceptance shall not be unreasonably withheld) (the “Auditors”) and accompanied by a standard audit opinion of such Auditors, (ii) unaudited, consolidating financial statements for that year, and (iii) any management letter prepared by such Auditors;

(c) All of the statements referred to in (a) and (b) above shall be in conformance with GAAP;

(d) With the month-end and Fiscal Quarter-end statements submitted under (a) above and the Fiscal Year end statements submitted under (b) above, a Compliance Certificate in the form attached hereto as Exhibit 4.3(d) signed by the principal financial officer of Parent and the other Loan Parties, (i) stating among other things, that he or she is familiar with all Loan Documents and that to the knowledge of such principal financial officer no Event of Default specified in this Agreement or in any of the other Loan Documents, nor any event which upon notice, lapse of time, the satisfaction of any other condition, or all of them, would constitute such an Event of Default, has occurred and is continuing, or, if any such condition or event existed or exists, specifying it and describing what action Loan Parties have taken or proposes to take with respect thereto and (ii) setting forth in summary form, with respect to the Fiscal Quarter-end and Fiscal Year-end statements, figures showing the financial status of the Parent and its Subsidiaries in respect of the Financial Covenants and restrictions contained in this Agreement, including showing the following amounts on a per Fiscal Quarter basis: Fixed Charges, Adjusted EBITDA, Funded Debt, the gross amount of capital expenditures, and the amount of capital expenditures which are financed;

(e) No later than 10 days after the beginning of each Fiscal Year, a projected balance sheet, cash flow, and income statement for the subsequent Fiscal Year;

(f) Upon request, copies of all federal, state and local income tax returns and such other information as Lender may reasonably request;

(g) Within 30 days after the end of each month, or sooner if available, and more frequently if Lender shall require or Borrowers shall so elect: a borrowing base certificate substantially in the form of Exhibit 4.3(g) (“Borrowing Base Certificate”) and any related documents required by Lender, (A) containing a summary of Accounts created since the last Borrowing Base Certificate, (B) containing a summary and calculation of the Eligible Net Unbilled Revenue created since the last Borrowing Base Certificate, and (C) reporting the value of each Borrower’s Inventory since the last Borrowing Base Certificate which is listed separately for each Borrower’s Facility. Values shown on reports of Inventory shall be at the lower of fair market value or cost based on FIFO in accordance with GAAP;

(h) Within 30 days after the end of each month, or sooner if available, (A) monthly agings of Accounts, broken down by invoice date, in each case reconciled to the Borrowing Base Certificate for the end of such month and each Borrower’s general ledger, and setting forth any changes in the reserves made for bad debts or any extensions of the maturity of, any refinancing of, or any other material changes in the terms of any Accounts, together with such further information with respect thereto as Lender may require; and (B) monthly agings of accounts payable listed by invoice date, in each case reconciled to each Borrower’s general ledger for the end of such month;

(i) Promptly upon the filing thereof and in any event within 10 days after filing therewith, Parent shall deliver to Lender copies of all registration statements and other reports or filings which Parent files with the Securities and Exchange Commission; and

(j) Such other information (including non-financial information) as Lender may from time to time reasonably request.

4.4 Condition and Repair. Each Borrower shall maintain its Equipment and all of the other Loan Collateral used in the operation of its business in good repair and working order subject to reasonable wear and tear, and shall make all appropriate repairs, improvements and replacements thereof so that the business carried on in connection therewith may be properly conducted at all times.

4.5 Property & Casualty Insurance; Life Insurance.

(a) At its own cost, each Borrower shall obtain and maintain: (i) insurance against loss, destruction or damage to its properties and business of the kinds and in the amounts customarily insured against by firms with businesses engaged in the same or similar business as such Borrower and, in any event, sufficient to fully protect Lender’s interest in the Loan Collateral and (ii) insurance against public liability and third party property damage of the kinds and in the amounts customarily insured against by firms with businesses engaged in the same or similar business as such Borrower. All such policies shall (A) be issued by financially sound and reputable insurers, (B) name Lender as an additional insured and, where applicable, as loss payee under a lender loss payable endorsement satisfactory to Lender, and (C) shall provide for thirty (30) days written notice to Lender before such policy is altered or canceled. All of the insurance policies required hereby (1) may be subject to reasonable deductible amounts and (2) shall be evidenced by one or more certificates of insurance delivered to Lender by such Borrower on or before the Effective Date and at such other times as Lender may reasonably request from time to time.

(b) Borrowers will promptly take all actions after the Effective Date necessary or appropriate in Lender’s judgment, reasonably exercised, to cause the applicable life insurer to acknowledge and confirm Lender’s assignment and, as appropriate, consent to the assignment of the Life Insurance to Lender pursuant to the terms of this Agreement and the other Loan Documents in accordance with the terms of the Life Insurance Assignments. The Life Insurance Assignments in favor of Lender will be prior to all other assignments or other Liens except to the extent of any Policy Loans (as defined below). All right, title, and interest in, to and under the Life Insurance will, on execution of the Life Insurance Assignments by K&B, become a part of the Loan Collateral as security for the Obligations. Until the Obligations are fully and finally paid, Borrowers will not: (i) make or grant any further assignments, transfers, or other dispositions of any portion of the Life Insurance or any right or interest therein or grant or permit to exist any Lien on any portion of the Life Insurance or any right or interest therein except in favor of Lender and to the extent of any Policy Loans, (ii) make any borrowings or withdrawals of, or accept any loans or advances of, the cash surrender value of any Life Insurance except as set forth on Schedule 5.1 (“Policy Loans”), or (iii) make or seek any changes to any of the terms or conditions of any of the Life Insurance.

4.6 Taxes; Contested Claims. Each Loan Party shall pay when due all taxes, assessments and other governmental charges imposed upon it or its respective assets, franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums which by law might be a Lien or charge upon any of its assets, provided that no such charge or claim need be paid if and for so long as each of the following conditions continue to be met (“Contested Claims”): (a) such Contested Claim is being diligently contested in good faith so long as Lender is notified in advance of such contest, (b) such Loan Party establishes an adequate reserve or other appropriate provision for the payment of such Contested Claim and all other Contested Claims required by GAAP, (c) any Lien arising from such Contested Claim does not, when added to all amounts secured by all other then Contested Claims, secure amounts in excess of $250,000 in the aggregate as of any date, (d) no material property would be lost, forfeited or materially damaged as a result of such Contested Claim; and (e) any Lien arising from such Contested Claim, or from any other then Contested Claim, do not prevent Lender from having a perfected first priority security interest in, or as applicable, mortgage Lien on, the Loan Collateral or with respect to future advances made hereunder.

4.7 Existence; Business. Each Loan Party shall (a) do all things necessary to maintain its existence as a corporation in the jurisdiction of its present organization, (b) continue to engage primarily in business of the same general character as that now conducted, and (c) refrain from entering into any lines of business substantially different from the business or activities in which such Loan Party is presently engaged if, as a result, the general nature of the business which would then be engaged in by Borrowers, considered as a whole, would be materially changed from the general nature of the business engaged in by Borrowers, considered as a whole, as of the date of this Agreement.

4.8 Compliance with Laws. Each Loan Party shall comply with all federal, state and local laws, regulations and orders applicable to it or its assets, including all Environmental Laws, in all respects applicable to such Loan Party’s business or assets except, in each case, for such violations which could not be reasonably expected to have a Material Adverse Effect. Each Loan Party shall promptly notify Lender of any material violation of any rule, regulation, statute, ordinance, order or law relating to the public health or the environment and of any complaint or notifications received by any Loan Party with regard to any material environmental or safety and health rule, regulation, statute, ordinance or law. Each Loan Party shall obtain and maintain any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and necessary for the conduct of its business and as may be required from time to time by applicable law, the violation of which could be reasonably expected to have a Material Adverse Effect.

4.9 Notice of Default and Labor Matters. Each Loan Party shall, within three (3) Business Days after any officer of a Loan Party has knowledge thereof, give notice to Lender of: (a) the occurrence of any event or the existence of any condition which would be, after notice or the lapse of any applicable grace periods, an Event of Default, (b) the occurrence of any event or the existence of any condition which would prohibit or limit the ability of any Loan Party to reaffirm any of the representations or warranties, or to perform any of the covenants, set forth in this Agreement, (c) any labor dispute to which such Loan Party may become a party and which may have a Material Adverse Effect, (d) any strikes, walkouts, or lockouts relating to any of its plants or other facilities, and (e) the entering into of any labor contract relating to any of its plants or other facilities.

4.10 Costs. Loan Parties shall reimburse Lender for any and all Other Taxes upon Lender’s request for payment. Loan Parties shall reimburse Lender for any and all fees, costs and expenses including reasonable attorneys’ fees, other professionals’ fees, appraisal fees, environmental assessment fees (including Phase I and Phase II assessments) if a Loan Party has received notice that it may have violated any applicable Environmental Law, expert fees, court costs, litigation and other expenses (collectively, the “Costs”) all of which shall be reasonable in amount and reasonably incurred or paid by Lender or any of its officers, employees, Affiliates or agents in connection with: (a) the preparation, negotiation, procurement, review, administration or enforcement of this Agreement, any of the other Loan Documents or any instrument, agreement, document, policy, consent, waiver, subordination, release of lien, termination statement, satisfaction of mortgage, financing statement or other lien search, recording or filing related thereto (or any amendment, modification or extension to, or any replacement or substitution for, any of the foregoing), whether or not any particular portion of the transactions contemplated during such negotiations is ultimately consummated, and (b) the defense, preservation and protection of Lender’s rights and remedies thereunder, including its security interest in the Loan Collateral or any other property pledged to secure the Loans, whether incurred in bankruptcy, insolvency, foreclosure or other litigation or proceedings or otherwise. The Costs shall be due and payable upon demand by Lender. If any Loan Party fails to pay the Costs upon such demand, Lender is entitled to disburse such sums as an advance under the Line of Credit. If there is insufficient Revolving Loan Availability to charge such Costs to the loan account with Lender as an advance of the Revolving Loans, the Costs shall bear interest from the date Borrowers receive demand for payment at the Default Rate. This provision shall survive the termination of this Agreement and/or the repayment of any amounts due or the performance of any Obligation. Notwithstanding anything to the contrary in this Section 4.10, in connection with each field examination or verification by Lender of any of the Loan Collateral or a Loan Party conducted after the Effective Date, Loan Parties will pay to Lender (i) a fee at the then current rate (currently $850.00) per day (based on an 8 hour day plus reasonable out-of-pocket expenses incurred, including travel, lodging and meals) per auditor or field examiner for the services of Lender’s auditors and field examiners and (ii) the out-of-pocket fees, costs and expenses paid to third party auditors which conduct the field examination or verification.

4.11 Depository/Banking Services. So long as this Agreement is in effect, Lender shall be the principal depository in which substantially all of Loan Parties’ funds are deposited, and the principal bank of account of Loan Parties, and Loan Parties shall grant Lender an opportunity to provide any corporate banking services required by Loan Parties, including payroll and employee benefit plan services.

4.12 Other Amounts Deemed Loans. If any Loan Party fails to pay any tax, assessment, governmental charge or levy or to maintain insurance within the time permitted or required by this Agreement, but subject to Section 4.6, or to discharge any Lien prohibited hereby, or to comply with any other Obligation, Lender may, but shall not be obligated to, pay, satisfy, discharge or bond the same for the account of Loan Parties, and to the extent permitted by law and at the option of Lender, all monies so paid by Lender on behalf of a Loan Party shall be deemed Loans and Obligations.

4.13 Further Assurances. Loan Parties shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably necessary from time to time to give full effect to the Loan Documents and the transactions contemplated thereby.

Section 5. Negative Covenants. Loan Parties covenant with, and represent and warrant to, Lender that, from and after the Effective Date until the Obligations are paid and satisfied in full:

5.1 Indebtedness. No Loan Party will incur, create, assume or permit to exist any:

(a) Indebtedness for borrowed money other than: (i) the Obligations; (ii) the Subordinated Debt and any Refinancing Debt thereof; (iii) such Indebtedness for borrowed money to the Persons described on Schedule 5.1 in existence as of the Signature Date and any Refinancing Debt thereof; (iv) Permitted Purchase Money Indebtedness and any Refinancing Debt thereof; (v) such Rate Management Obligations and credit card Obligations to Lender or its Affiliates pursuant to such terms and conditions as agreed to by Lender and the applicable Loan Party; (vi) Indebtedness of one Borrower to, and held by, another Borrower that is unsecured and subordinated in right of payment to the Obligations if that Indebtedness is permitted pursuant to the terms of Section 5.9; and (vii) other Indebtedness not otherwise authorized by this Section 5.1 that has been specifically approved in writing by Lender and any Refinancing Debt thereof;

(b) Indebtedness under a Rate Management Agreement except (i) for Rate Management Agreements entered into with Lender or an Affiliate of Lender or (ii) as approved in writing by Lender;

(c) Indebtedness representing reimbursement obligations and other liabilities of a Loan Party with respect to Surety Bonds (except those Surety Bonds obtained by a Borrower in the ordinary course of its business as presently conducted by it), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for a Loan Party’s account except for Letters of Credit issued by Lender;

(d) Indebtedness secured by a Lien on or payable out of the proceeds or production from any property of a Loan Party regardless of whether such liability has been assumed by a Loan Party;

(e) Indebtedness representing the balance deferred and unpaid of the purchase price of any property or services except (i) Permitted Purchase Money Indebtedness and (ii) any such balance that constitutes an account payable to a trade creditor created, incurred, assumed or guaranteed by a Loan Party in the ordinary course of business of a Borrower in connection with obtaining goods, materials or services that is not more than ninety (90) days in arrears as measured from the date of billing, unless the trade payable is being contested in good faith; or

(f) Indebtedness evidenced by notes, bonds, debentures, installment contracts, capitalized leases, synthetic leases, or similar obligations except to the extent permitted under Section 5.1(a).

5.2 Prepayments; Subordinated Debt.

(a) No Loan Party will voluntarily prepay any Indebtedness owing by a Loan Party prior to the stated maturity date thereof other than (i) the Obligations; (ii) Indebtedness to trade creditors where the prepayment shall result in a discount on the amount due or other benefit to such Loan Party deemed material by it; and (iii) the Permitted Subordinated Debt Payments to the extent, and in the manner, expressly permitted by the Subordination Agreement.

(b) No Loan Party will (i) make any payment (including any principal, premium, interest, fee or charge) with respect to any Subordinated Debt except, in each instance, the Permitted Subordinated Debt Payments to the extent, and in the manner, expressly permitted by the Subordination Agreement or (ii) repurchase, redeem, defease, acquire or reacquire for value any of the Subordinated Debt.

(c) No Loan Party will seek, agree to or permit, directly or indirectly, the amendment, waiver or other change to (i) any of the terms of payment (including, principal, interest or premium provisions) of or applicable to, or the provisions governing the priority of or security for the payment and performance of the obligations under or applicable to, or acceleration, termination, or default provisions of or applicable to, any of the Subordinated Debt Documents, (ii) increase the total amount of Indebtedness owing to the Subordinated Creditors from that which exists on the Effective Date, or (iii) any other material term of or applicable to any of the Subordinated Debt Documents except (A) as otherwise permitted pursuant to Section 5.1(a) in respect of a Refinancing thereof and (B) that the Loan Parties shall be permitted to amend the Subordinated Debt Documents to add accrued but unpaid interest due and owing the Subordinated Creditors to the principal amount due and owing such Subordinated Creditors under the Subordinated Debt Documents. For purposes of this Section 5.2(c), “material” means any modification, waiver, or amendment of any of the Subordinated Debt Documents, which, in the judgment of Lender exercised in good faith, could (1) adversely affect any of Lender’s rights or remedies under the Loan Documents, the value of the Loan Collateral, or Lender’s security interest in or other Lien on the Loan Collateral (including the priority of Lender’s interests) or (2) create or result in an Event of Default.

5.3 Capital Expenditures. No Loan Party will make or incur any expenditures for real estate, plant, machinery, equipment, or other similar expenditure (including all renewals, improvements and replacements thereto, and all obligations under any lease of any of the foregoing) that would be capitalized on the balance sheet of a Loan Party in accordance with GAAP in excess of $2,500,000 for any Fiscal Year ending on or after December 31, 2010.

5.4 Pledge or Encumbrance of Assets. Other than the Permitted Liens, no Loan Party will create, incur, assume or permit to exist, arise or attach any Lien in any present or future asset. No Loan Party will create or permit, directly or indirectly, any prohibition or restriction on the creation or existence of a Lien in favor of Lender upon the assets of any Loan Party, nor create any contractual obligation which may restrict or inhibit Lender’s rights or abilities to sell or otherwise dispose of all or any part of the Loan Collateral after the occurrence of an Event of Default.

5.5 Guarantees. No Loan Party will enter into any direct or indirect indemnities or guarantees other than (a) in favor of Lender or (b) by indorsement of checks for deposit in the ordinary course of business.

5.6 Dividends and Distributions. No Loan Party shall, without Lender’s prior consent (which consent Lender, in good faith, shall have no obligation to provide): (a) declare or pay any dividend or distributions on its Ownership Interests (including any return of capital), (b) make any payments of any kind to its shareholders (including debt repayments (exclusive of the Subordinated Debt as provided in Section 5.2), payments for goods or services or otherwise, but excluding ordinary salary and consulting payments to shareholders employed by a Borrower) or (c) redeem, retire, purchase, repurchase or otherwise acquire, directly or indirectly, or exercise any call rights relating to, any of its Ownership Interests in any Fiscal Year except Borrowers may make cash payments to Group which, in turn, will pay such amounts to Parent solely in order, and in such amounts sufficient, to pay (i) the federal, state and local income tax liabilities of Borrowers which are then due and any state franchise taxes of Parent and Group which are then due and (ii) Borrower Common Expenses and Overhead Expenses (as each is defined in Section 2.1(f)).

5.7 Merger; Amendment of Material Documents; Disposition of Assets. No Loan Party will amend or change, or allow to be amended or changed, such Loan Party’s certificate of incorporation/articles of incorporation, bylaws/regulations, organizational or other governing documents to the extent prohibited by any of the other Loan Documents. The Loan Parties will promptly provide notice and a copy of such changes to Lender. No Loan Party shall without Lender’s prior consent (which consent Lender, in good faith, shall have no obligation to provide): (a) change its capital structure or Fiscal Year, (b) merge or consolidate with any Person or otherwise reorganize, liquidate or wind-up or dissolve itself; provided, however, that so long as (i) no Event of Default exists immediately before or immediately after giving effect to such merger or such consolidation and (ii) the Loan Parties execute all necessary amendments or modifications to the Loan Documents specified by Lender reasonably and in good faith contemporaneously with such merger or consolidation, any wholly-owned Domestic Subsidiary of Borrowers may merge or consolidate with or into a Borrower or any other wholly-owned Domestic Subsidiary of a Borrower, or (c) sell, lease, transfer or otherwise dispose of, or grant any Person an option to acquire, or sell and leaseback, any of its assets, whether now owned or hereafter acquired, except the following:

(i) Bona fide sales of Inventory in the ordinary course of business; provided, however, a sale in the ordinary course of business will not include a transfer in total or partial satisfaction of Indebtedness; and

(ii) Dispositions of Equipment (A) which has suffered an Event of Loss or (B) with a net book value of less than (x) $100,000 with respect to any single piece of Equipment or (y) $250,000 in the aggregate per year with respect to multiple pieces of Equipment (as to all Borrowers), which, in each instance, is obsolete and not used or useful in its business so long as, in each instance (i.e., under clauses (A) and (B)), all proceeds thereof (“Disposition Proceeds”) are paid to Lender (exclusive of any Equipment which is the subject of a Permitted Lien on which Lender does not have a first priority security interest) to be applied by Lender in accordance with Section 2.2(d); provided that Borrowers may use Disposition Proceeds to purchase replacement Equipment so long as: (i) such replacement Equipment is either (A) new and is of equal or greater value than the Equipment which was sold or otherwise disposed of by a Borrower or (B) used and is not materially less in value than the Equipment which was sold or otherwise disposed of by a Borrower, (ii) no Event of Default then exists, (iii) such replacement Equipment (A) is free and clear of all Liens except: (1) a first priority security interest in favor of Lender and (2) any other Permitted Lien exclusive of a Lien arising from any Permitted Purchase Money Indebtedness and (B) will not be a fixture under applicable law, (iv) Borrowers effect the replacement within 180 days after such disposition and provides notices thereof to Lender, and (v) all Disposition Proceeds with respect to any Equipment (exclusive of any Equipment which is the subject of a Permitted Lien on which Lender does not have a first priority security interest to the extent permitted by this Agreement) are paid to Lender for application to the Revolving Loans (subject to the establishment of a Borrowing Base Reserve therefor in the amount thereof) pending such replacement by Borrowers.

5.8 Transactions with Affiliates. No Loan Party shall: (a) directly or indirectly make any loans or advances to, or investments in, any of its employees, officers, directors, shareholders or other Affiliates except (i) as permitted by Section 5.9 and (ii) in respect of purchases by a Borrower or of another Borrower’s Inventory in the ordinary course of business pursuant to the reasonable requirements of a Borrower’s business and on fair and reasonable terms which are fully disclosed to Lender; (b) enter into any transaction with any of its Affiliates except for such transactions (other than transactions contemplated by clause (a) of this Section 5.8) entered into in the ordinary course of business upon fair and commercially reasonable terms no less favorable to such Loan Party than could be obtained in a comparable arms-length transaction with an unaffiliated Person; provided that, a Borrower shall not sell any goods to, or perform any services for or on behalf of, CECO India, Fisher Klosterman Shanghai, CECO Environmental Mexico, CECO Environmental Services, Canadian Acquisition Co., Flextor, Flextor Brazil or Flextor Chile during any time that the total Indebtedness of CECO India and (exclusive of loans, advances or equity investments permitted by Section 5.9(a)(E) or (F)) CECO Environmental Mexico, CECO Environmental Services, Fisher Klosterman Shanghai, Canadian Acquisition Co., Flextor, Flextor Brazil or Flextor Chile to Borrowers, in the aggregate exceeds $1,000,000; or (c) divert (or permit anyone to divert) any of its business opportunities to any Affiliate (other than a Borrower to another Borrower) or any other Person in which any Loan Party or its shareholders holds a direct or indirect interest.

5.9 Investments.

(a) No Loan Party shall, without Lender’s prior consent (which consent Lender, in good faith, shall have no obligation to provide), purchase or otherwise acquire: (i) all or substantially all of the assets of any Person or the assets comprising any line of business or business unit or division, (ii) any partnership, joint venture or limited liability company interest in or with any Person, or (iii) the securities of, create, form or invest in any Person (including a Subsidiary), or hold beneficially evidences of Indebtedness of, or make any investment or acquire any interest in, or make any advance or loan to, or assume any liability on behalf of, any other Person other than:

(A) as expressly provided in this Agreement;

(B) advances to officers and employees with respect to expenses incurred by those officer and employees, which expenses are (1) in the usual and ordinary course of business of a Borrower, (2) reimbursable by a Borrower, and (3) do not exceed in the aggregate, $50,000, outstanding at any one time;

(C) Loans by one Borrower to, and held by, another Borrower that is unsecured and subordinated in right of payment to the Obligations. Anything to the contrary in this Agreement or the other Loan Documents notwithstanding, no Borrower may receive Revolving Loans from Lender or loans or advances from any other Borrower (each, a “Senior or Intercompany Advance” and collectively, “Senior or Intercompany Advances”) if, when taking into account on a pro forma basis the proposed Senior or Intercompany Advance, the applicable Borrower would have Loans (either directly from Lender or indirectly from another Borrower) that exceed the sum of (1) one hundred ten percent (110%) of the book value of such Borrower’s accounts receivable and inventory and (2) one hundred twenty five percent (125%) of the net book value of such Borrower’s owned Equipment and real property;

(D) short term investments of excess working capital in one or more of the following so long as no Revolving Loans are then outstanding: (1) investments (of one year or less) in direct or guaranteed obligations of the United States, or any agencies thereof; and (2) investments (of one year or less) in certificates of deposit of banks or trust companies organized under the laws of the United States or any jurisdiction thereof, provided that such banks or trust companies are insured by the Federal Deposit Insurance Corporation and have capital in excess of $250,000,000;

(E) loans, advances or equity investments in Fisher Klosterman Shanghai, CECO Environmental Mexico, CECO Environmental Services, Canadian Acquisition Co., Flextor, Flextor Brazil or Flextor Chile (other than transactions contemplated by clause (b) of Section 5.8), so long as (1) the aggregate amount of such investments does not exceed $1,000,000 during the term of this Agreement, (2) no Event of Default shall exist at the time of making each such investment, (3) no Event of Default shall result, on a pro forma basis, from the making of each such investment, and (4) after the making of each such investment, Revolving Loan Availability is equal to or greater than $1,000,000. To determine whether there is pro forma compliance with the Financial Covenants, Parent, Group and Borrowers will, on a pro forma basis, (x) restate the financial statements received by Lender for the Fiscal Quarter or the Fiscal Year, as applicable, ended most closely before the date such investment is proposed to be made as if the proposed investment had been made at the beginning of the applicable Test Period and (y) calculate the Financial Covenants taking into account such proposed investment as if the proposed investment had been made at the beginning of the applicable Test Period. Parent, Group and Borrowers will deliver such pro forma analysis to Lender at least 10 Business Days prior to making each such investment; and

(F) (i) the equity investment of 2,800,000 Canadian Dollars made by Parent in Canadian Acquisition Co. and (ii) the loan of 4,200,000 Canadian Dollars made by Parent to Canadian Acquisition Co. (the “Flextor Loan”), in each case to fund the Flextor Acquisition.

(b) To the extent that Lender consents to the acquisition or formation of any Domestic Subsidiary after the Effective Date, Parent or, if applicable, Group, if requested by Lender, will cause such Subsidiary to become a Borrower hereunder and a party to the other Loan Documents to which any Borrower is then a party, pursuant to a written joinder agreement on terms and in substance satisfactory to Lender.

5.10 Fixed Charge Coverage Ratio. Borrowers will not permit the ratio (“Fixed Charge Coverage Ratio”) resulting from dividing: (a) the sum of (i) Adjusted EBITDA for the applicable Test Period plus (ii) the then FCCR Adjustment Amount by (b) Fixed Charges for that same Test Period to be less than: (A) 2.50 to 1 for the Test Period ending as of the end of the Fiscal Quarter ending on June 30, 2010, or (B) 1.25 to 1 for any Test Period ending as of the end of any Fiscal Quarter or Fiscal Year ending on or after September 30, 2010.

5.11 Maximum Total Funded Debt to Adjusted EBITDA Ratio. Borrowers will not permit the ratio (“Maximum Total Funded Debt to Adjusted EBITDA Ratio”) resulting from dividing (a) Parent and its Subsidiaries’ total Funded Debt as of the end of the applicable Test Period by (b) Parent and its Subsidiaries’ Adjusted EBITDA for the applicable Test Period to exceed 3.0 to 1 for any Test Period ending as of the end of any Fiscal Quarter or Fiscal Year ending on or after June 30, 2010.

5.12 Effox Acquisition; Effox Acquisition Documents. The Loan Parties will not seek, agree to or permit, directly or indirectly, the amendment, waiver or other change to any material term of or applicable to any of the Effox Acquisition Documents. For purposes of this Section 5.12, “material” means any modification, waiver, or amendment of any of the Effox Acquisition Documents, which, in the judgment of Lender exercised in good faith, could: (i) materially increase the purchase price for the assets to be acquired under the Effox Acquisition Documents or the Indebtedness to be incurred by any Loan Party under the Effox Acquisition Documents, (ii) materially and adversely affect any of Lender’s rights or remedies under the Loan Documents, the value of the Loan Collateral, or Lender’s security interest in or other Lien on the Loan Collateral (including the priority of Lender’s interests), (iii) have a Material Adverse Effect, or (iv) create or result in an Event of Default.

5.13 FKI Acquisition; FKI Acquisition Documents. The Loan Parties will not seek, agree to or permit, directly or indirectly, the amendment, waiver or other change to any material term of or applicable to any of the FKI Acquisition Documents. For purposes of this Section 5.13, “material” means any modification, waiver, or amendment of any of the FKI Acquisition Documents, which, in the judgment of Lender exercised in good faith, could: (i) materially increase the purchase price for the assets to be acquired under the FKI Acquisition Documents or the Indebtedness to be incurred by any Loan Party under the FKI Acquisition Documents, (ii) materially and adversely affect any of Lender’s rights or remedies under the Loan Documents, the value of the Loan Collateral, or Lender’s security interest in or other Lien on the Loan Collateral (including the priority of Lender’s interests), (iii) have a Material Adverse Effect, or (iv) create or result in an Event of Default.

5.14 FKI, LLC. Notwithstanding anything to the contrary set forth in this Agreement, FKI, LLC (A) is, and will remain, a holding company, whose only business will be the holding of the ownership interest of Fisher Klosterman Shanghai, (B) does not, and will not, have any Indebtedness except the Obligations, and (C) will not own or have any interest in property other than the Ownership Interests of Fisher Klosterman Shanghai, and the distributions received from Fisher Klosterman Shanghai on such Ownership Interests.

5.15 CECO Mexico, LLC. Notwithstanding anything to the contrary set forth in this Agreement, CECO Mexico LLC (A) is, and will remain, a holding company, whose only business will be the holding of the ownership interest of CECO Environmental Services and CECO Environmental Mexico, (B) does not, and will not, have any Indebtedness except the Obligations, and (C) will not own or have any interest in property other than the Ownership Interests of CECO Environmental Services and CECO Environmental Mexico, and the distributions received from CECO Environmental Services and CECO Environmental Mexico on such Ownership Interests.

5.16 A.V.C. Acquisition; A.V.C. Acquisition Documents. The Loan Parties will not seek, agree to or permit, directly or indirectly, the amendment, waiver or other change to any material term of or applicable to any of the A.V.C. Acquisition Documents. For purposes of this Section 5.16, “material” means any modification, waiver, or amendment of any of the A.V.C. Acquisition Documents, which, in the judgment of Lender exercised in good faith, could: (i) materially increase the purchase price for the assets to be acquired under the A.V.C. Acquisition Documents or the Indebtedness to be incurred by any Loan Party under the A.V.C. Acquisition Documents, (ii) materially and adversely affect any of Lender’s rights or remedies under the Loan Documents, the value of the Loan Collateral, or Lender’s security interest in or other Lien on the Loan Collateral (including the priority of Lender’s interests), (iii) have a Material Adverse Effect, or (iv) create or result in an Event of Default.

5.17 Flextor Acquisition; Flextor Acquisition Documents. The Loan Parties will not seek, agree to or permit, directly or indirectly, the amendment, waiver or other change to any material term of or applicable to any of the Flextor Acquisition Documents. For purposes of this Section 5.16, “material” means any modification, waiver, or amendment of any of the Flextor Acquisition Documents, which, in the judgment of Lender exercised in good faith, could: (i) materially increase the purchase price for the assets to be acquired under the Flextor Acquisition Documents or the Indebtedness to be incurred by any Loan Party under the Flextor Acquisition Documents, (ii) materially and adversely affect any of Lender’s rights or remedies under the Loan Documents, the value of the Loan Collateral, or Lender’s security interest in or other Lien on the Loan Collateral (including the priority of Lender’s interests), (iii) have a Material Adverse Effect, or (iv) create or result in an Event of Default.

5.18 Canadian Acquisition Co. Notwithstanding anything to the contrary set forth in this Agreement, Canadian Acquisition Co. (A) is, and will remain until the Flextor Amalgamation, a holding company, whose only business will be the holding of the ownership interest of Flextor, and (B) will not, until the Flextor Amalgamation, own or have any interest in property other than the Ownership Interests of Flextor, and the distributions received from Flextor on such Ownership Interests.

5.19 AVC, Inc. Notwithstanding anything to the contrary set forth in this Agreement, AVC, Inc. is, and will remain, a wholly-owned Subsidiary of Fisher-Klosterman.

Section 6. Events of Default and Remedies.

6.1 Events of Default. The occurrence and continuation of any of the following events, whether or not caused by or within the control of Borrowers, shall be an event of default under this Agreement (each, an “Event of Default”):

(a) Any representation or warranty made by or on behalf of any Borrower, or any of their respective Affiliates, in any of the Loan Documents or in any other statement, certificate or document delivered to Lender pursuant to any such Loan Document, is misleading in any material respect when made or reaffirmed; or

(b) (i) any Loan Party defaults in the payment of any of the Obligations when due and payable, by acceleration or otherwise (except as provided in clause (ii) below of this subparagraph(b)); provided that with respect to any sum payable under this Agreement or the Notes, other than any payment of principal, interest or any other fee expressly set forth herein, it will not be an Event of Default for failure to pay such sum unless such sum is not paid to Lender within three Business Days after the date Lender notifies the Loan Parties of the failure to make such payment or (ii) any Loan Party fails to cure any Overadvance (as defined in Section 2.1(a)) in accordance with Section 2.1(a); or

(c) Any Loan Party fails to observe, comply with or perform any other covenant, condition or agreement herein or in any of the other Loan Documents (i.e., exclusive of those defaults covered by the other clauses (a), (b), and (d) through (w) of this Section 6.1) and fails to cure such default by the date that is 30 days after the earlier of the date: (i) Lender notifies any Loan Party of such default or (ii) on which any officer of any Loan Party has knowledge of such default; provided that such 30-day grace period shall not apply to: (A) a breach of any covenant that, in Lender’s good faith judgment, cannot be cured; (B) any failure to maintain insurance in accordance with Section 4.5 or any Security Document or to permit inspection by Lender, or its agent, of the Loan Collateral or of the books and records of any Loan Party in accordance with Sections 4.1 or 4.2, (C) any breach of Sections 4.3(g), 4.9(a) or 4.9(b), (D) any breach in any negative covenant set forth in Section 5; (E) a breach or default of any other Loan Document if a period of cure is expressly provided for in such other Loan Document with respect to a breach or default under such other Loan Document; or (F) any breach if, within the 12 calendar months immediately preceding the occurrence of such current breach, any Loan Party has previously breached the same provision of this Agreement or any other applicable Loan Document; or

(d) A court enters a decree or order for relief with respect to a Loan Party or the Individual Guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law then in effect, including the Bankruptcy Code (“Insolvency Law”), or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Loan Party or the Individual Guarantor for any substantial part of their respective property, or orders the wind-up or liquidation of its, his or their affairs; or a petition initiating an involuntary case under any such Insolvency Law is filed and is pending for sixty (60) days without dismissal; or

(e) Any Loan Party or the Individual Guarantor commences a voluntary case under any applicable Insolvency Law in effect, or makes any general assignment for the benefit of creditors, or fails generally to pay their respective debts as such debts become due, or takes any authorizing action in furtherance of any of the foregoing; or

(f) (i) There occurs a Subordinated Debt Default, and the Subordinated Creditors have taken any action to declare such Subordinated Debt Default or have taken any action to enforce any of their rights or remedies with respect to such Subordinated Debt Default or (ii) (A) any Loan Party defaults under the terms of any other Indebtedness or lease that, individually or in the aggregate (when added to all other Indebtedness, if any, of any one or more Loan Party then in default), involves Indebtedness in excess of $100,000, (B) such default is not cured within any applicable cure period or waived by the applicable creditor, and (C) such default gives any creditor or lessor the right to accelerate the maturity of any such Indebtedness or lease payments, which right is not contested by such Loan Party or is determined by any court of competent jurisdiction to be valid; or

(g) Any final judgment, award, order or decree for the payment of money in excess of $500,000 is rendered against a Loan Party (or any number of final judgments, awards, orders, or decrees outstanding, as of any date, in excess of $500,000 in the aggregate with respect to any one or more Loan Party) by a court or courts or arbitrator having jurisdiction in the premises, which judgment, award, order, or decree shall not have been either (i) appealed in good faith (and execution of such judgment(s) are completely stayed, vacated or discharged during such appeal) or (ii) satisfied by a Loan Party. The above limits of $500,000 will be determined after giving effect to (i.e., deducting) that portion of such judgment, award, order, or decree which is covered by insurance, as determined by Lender in its discretion exercised in good faith, that is in effect and available to satisfy such judgment, award, order, or decree for which the insurer has not denied in writing its liability for the full insurable amount thereof; or

(h) Any event occurs which could, in Lender’s opinion exercised in good faith, with reasonable certainty have a Material Adverse Effect; or

(i) There occurs a Change of Control; or

(j) The dissolution of any Loan Party without Lender’s prior consent (which consent Lender shall have no obligation to provide); or

(k) The commencement of any foreclosure proceedings, proceedings in aid of execution, attachment actions, or levies by any Person against, or the filing by any taxing authority of a Lien against any of the Loan Collateral or any property securing the repayment of any of the Obligations which have not been vacated, discharged or stayed within 10 days after the commencement thereof; or

(l) There occurs an uninsured casualty loss with respect to any of the Loan Collateral having an aggregate fair market value greater than $250,000; or

(m) Lender ceases to be any Loan Party’s (i) principal depository bank in which substantially all of such Loan Party’s funds are deposited or (ii) principal bank of account; or

(n) (i) The validity or effectiveness of any of the Loan Documents or its transfer, grant, pledge, mortgage, or assignment by the party executing such Loan Document is materially impaired; (ii) any party executing any of the Loan Documents asserts that any of such Loan Documents is not a legal, valid and binding obligation of the party thereto enforceable in accordance with its terms; (iii) the security interest or other Lien purporting to be created by any of the Loan Documents shall for any reason cease to be a valid, perfected Lien subject to no other Liens other than any Permitted Liens unless solely because of the action or inaction of Lender; or (iv) any Loan Document is amended, hypothecated, subordinated, terminated or discharged, or any Person is released from any of its covenants or obligations under any of the Loan Documents except as permitted by Lender in writing; or

(o) (i) A contribution failure occurs with respect to any Pension Plan maintained by any Loan Party or any Loan Party’s ERISA Affiliate (or with respect to any Pension Plan to which a Loan Party or any Loan Party’s ERISA Affiliate has an obligation to contribute) sufficient to give rise to a Lien under Section 303(k) of ERISA, (ii) (A) the PBGC takes any action to terminate a Pension Plan (including a Multiemployer Plan) maintained by a Loan Party or any Loan Party’s ERISA Affiliate (or to which any Loan Party or any Loan Party’s ERISA Affiliate has an obligation to contribute) or (B) any Loan Party or any Loan Party’s ERISA Affiliate terminates or withdraws from any Pension Plan (including a Multiemployer Plan) which is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code as to which a Loan Party or any ERISA Affiliate may have any liability, or (iii) liability is imposed on any Loan Party or any Loan Party’s ERISA Affiliate pursuant to Section 4069 of ERISA; or

(p) The filing of any Lien against the Loan Collateral or any part thereof (exclusive of Permitted Liens) which is not removed to the satisfaction of Lender within a period of 10 Business Days thereafter; or

(q) Subject to Section 5.7 with respect to a permitted disposition of Equipment thereunder, the abandonment by any Borrower of any Loan Collateral having an aggregate net book value of greater than $50,000; or

(r) (i) a Guarantor defaults under its or his Guaranty or demand for payment is made on a Guarantor under its or his Guaranty, (ii) a Guarantor denies its or his obligation to guarantee the Obligations or attempts to limit or terminate its or his obligation to guarantee the Obligations subject to the terms of its Guaranty, or (iii) the Individual Guarantor dies or becomes legally incompetent; or

(s) There occurs a nonpayment by a Borrower of any Rate Management Obligation when due or the breach by a Borrower of any term, provision or condition contained in any Rate Management Agreement, and such nonpayment or breach is not cured within the applicable cure period described in the applicable Rate Management Agreement; or

(t) (i) the Subordination Agreement is terminated or ceases, for any reason, to be in full force and effect, (ii) the Subordinated Creditors deny their obligations under the Subordination Agreement or attempt to limit or terminate or revoke their obligations under the Subordination Agreement, (iii) there is a default or an event of default under any of the Effox Acquisition Documents by any Person which has a Material Adverse Effect, (iv) there is a default or an event of default under any of the FKI Acquisition Documents by any Person which has a Material Adverse Effect, (v) there is a default or an event of default under any of the A.V.C Acquisition Documents by any Person which has a Material Adverse Effect; or (vi) there is a default or an event of default under any of the Flextor Acquisition Documents by any Person which has a Material Adverse Effect; or

(u) Canadian Acquisition Co. or Flextor defaults under the terms of any other Indebtedness or lease that, individually or in the aggregate (when added to all other Indebtedness, if any, of either of Canadian Acquisition Co. or Flextor then in default), involves Indebtedness in excess of $100,000, (B) such default is not cured within any applicable cure period or waived by the applicable creditor, and (C) such default gives any creditor or lessor the right to accelerate the maturity of any such Indebtedness or lease payments, which right is not contested by Canadian Acquisition Co. or Flextor or is determined by any court of competent jurisdiction to be valid; or

(v) Any final judgment, award, order or decree for the payment of money in excess of $500,000 is rendered against Canadian Acquisition Co. or Flextor (or any number of final judgments, awards, orders, or decrees outstanding, as of any date, in excess of $500,000 in the aggregate with respect to either Canadian Acquisition Co. or Flextor) by a court or courts or arbitrator having jurisdiction in the premises, which judgment, award, order, or decree shall not have been either (i) appealed in good faith (and execution of such judgment(s) are completely stayed, vacated or discharged during such appeal) or (ii) satisfied by Canadian Acquisition Co. or Flextor. The above limits of $500,000 will be determined after giving effect to (i.e., deducting) that portion of such judgment, award, order, or decree which is covered by insurance, as determined by Lender in its discretion exercised in good faith, that is in effect and available to satisfy such judgment, award, order, or decree for which the insurer has not denied in writing its liability for the full insurable amount thereof; or

(w) (i) A court enters a decree or order for relief with respect to Canadian Acquisition Co. or Flextor in an involuntary case under any Insolvency Law, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Canadian Acquisition Co. or Flextor for any substantial part of their respective property, or orders the wind-up or liquidation of its, his or their affairs; or a petition initiating an involuntary case under any such Insolvency Law is filed and is pending for sixty (60) days without dismissal; or (ii) either Canadian Acquisition Co. or Flextor commences a voluntary case under any applicable Insolvency Law in effect, or makes any general assignment for the benefit of creditors, or fails generally to pay their respective debts as such debts become due, or takes any authorizing action in furtherance of any of the foregoing.

6.2 Remedies. If any Event of Default occurs and after the lapse of any applicable cure, Lender may cease advancing money hereunder, and Lender may elect to exercise any one or more of the following remedies, all without presentment, demand, protest or notice of any kind, as the same are hereby expressly waived by each Borrower, unless otherwise required by applicable law:

(a) cease advancing any Revolving Loans, declare all Obligations to be immediately due and payable, whereupon such Obligations shall immediately become due and payable, and terminate this Agreement and all obligations of Lender under this Agreement;

(b) proceed to enforce payment of the Obligations and to realize upon the Loan Collateral or any property securing the Obligations, including causing all or any part of the Loan Collateral to be transferred or registered in its name or in the name of any other Person, with or without designation of the capacity of such nominee, and Borrowers shall be liable for any deficiency remaining after disposition of any Loan Collateral;

(c) offset and apply to all or any part of the Obligations all moneys, credits and other property of any nature whatsoever of any Borrower now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with (whether held by a Borrower individually or jointly with another Person), Lender or its Affiliates, including certificates of deposit; and/or

(d) exercise any and all rights and remedies provided by applicable law and the Loan Documents.

6.3 No Remedy Exclusive. No remedy set forth herein is exclusive of any other available remedy or remedies, but each is cumulative and in addition to every other remedy available under this Agreement, the Loan Documents or as may be now or hereafter existing at law, in equity or by statute, and each may be exercised together, separately and in any order. Borrowers waive any requirement of marshaling of assets that may be secured by any of the Loan Documents.

6.4 Effect of Termination; Voluntary Termination.

(a) Any termination of this Agreement shall not affect any rights of any party or any obligation of any party to the other, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights created or Obligations incurred prior to such termination have been fully disposed of, concluded or liquidated. The security interest, other Liens and rights granted to Lender hereunder and under the Loan Documents shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that no Loans are outstanding to Borrowers, until all of the Obligations have been paid in full and satisfied.

(b) Borrowers may terminate this Agreement (i) by giving Lender written notice (“Termination Notice”) of the date on which this Agreement is to terminate (“Voluntary Termination Date”) at least 30 days before the Voluntary Termination Date, and (ii) by paying on any such Voluntary Termination Date all of the Obligations. Upon the Voluntary Termination Date, (1) all Loans and all other Obligations will automatically and immediately become due and payable, (2) Borrowers will cause all Letters of Credit to be replaced or cash collateralized on terms satisfactory to Lender; and (3) Lender’s obligations under this Agreement and the other Loan Documents arising on and after that effective date of termination will automatically terminate immediately, without notice or demand, which the Loan Parties hereby expressly waive.

6.5 No Adequate Remedy at Law. Borrowers recognize that no remedy at law shall provide adequate relief to Lender in the event that a Loan Party shall fail to pay, perform, observe or discharge any of the Obligations under this Agreement or the other Loan Documents to which it is a party or otherwise bound, and, accordingly, Lender and the Loan Parties agree that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that it has incurred actual damages.

6.6 Actions in Respect of Letters of Credit. If any Event of Default shall have occurred and be continuing, Lender may, whether in addition to taking any of the actions described in this Section 6 or otherwise, if any Letters of Credit shall have been issued, make demand upon any Borrower to, and forthwith upon such demand Borrowers will, pay to Lender in same day funds at Lender’s office designated in such demand, for deposit in a special non-interest bearing cash collateral account (the “Letter of Credit Collateral Account”) to be maintained at such office of Lender, an amount equal to the Letter of Credit Exposure from time to time in existence. The Letter of Credit Collateral Account shall be in the name of Lender (as a cash collateral account), and under the sole dominion and control of Lender exercised in good faith (with sole right of withdrawal) and subject to the terms of this Agreement and the other Loan Documents. On each drawing under a Letter of Credit, Lender shall seek reimbursement from any amounts then on deposit in the Letter of Credit Collateral Account; however, if (a) no amounts are then on deposit in the Letter of Credit Collateral Account, (b) the amount then on deposit in the Letter of Credit Collateral Account is insufficient to pay the amount of such drawing, or (c) Lender is legally prevented or restrained from immediately applying amounts on deposit in the Letter of Credit Collateral Account, then the amount of each unreimbursed drawing under such Letter of Credit and payment required to be made under this Section 6.6 shall automatically be converted into a Revolving Loan made on the date of such drawing for all purposes of this Agreement. To the extent that Lender applies amounts on deposit in the Letter of Credit Collateral Account as provided in this Section 6.6, and, thereafter, such application (or any portion thereof) is rescinded or any amount so applied must otherwise be returned by Lender upon the insolvency, bankruptcy or reorganization of a Borrower or otherwise, then the amount so rescinded or returned shall automatically be converted into a Revolving Loan made on the date of such drawing for all purposes of this Agreement.

Section 7. Conditions Precedent.

7.1 Conditions to Initial Loans. Lender shall have no obligation to make or advance the Revolving Loans to be made on the Signature Date until each of the following conditions precedent shall have been satisfied:

(a) Each Loan Party shall execute and deliver, or cause to be executed and delivered by the applicable Person, as applicable, to Lender, in form and substance satisfactory to Lender, each of the following:

(i) The Notes and the other Loan Documents to be executed by the Loan Parties on the Signature Date (together with this Agreement, collectively, the “Amendment Documents”);

(ii) A Borrowing Base Certificate completed as of the Effective Date;

(iii) A certification by an officer of the Loan Parties, in a form acceptable to Lender, that the applicable resolutions, which authorize the execution, delivery and performance of this Agreement and the Loan Documents, of the Loan Parties previously delivered to Lender remain in full force and effect;

(iv) Certificates of insurance as described in Section 4.5;

(v) A Reaffirmation of Subordination, duly executed by the Subordinated Creditors; and

(vi) Such additional information, materials and Loan Documents as Lender may reasonably request.

(b) Borrowers shall reimburse Lender for any and all fees, costs and expenses including reasonable attorneys’ fees and other professionals’ fees, appraisal fees, and other expenses incurred or paid by Lender or any of its officers, employees or agents in connection with the preparation, negotiation, procurement, review or execution of this Agreement, the other Loan Documents and all other instruments, agreements, documents, policies, consents, waivers, subordinations, releases of liens, termination statements, satisfaction of mortgages, financing statements, lien searches, recordings, or filings related thereto, whether or not any particular portion of the transactions contemplated during such negotiations is ultimately consummated.

7.2 Conditions to Each Revolving Loan and Letter of Credit. Lender shall have no obligation to advance additional Revolving Loans or issue any Letters of Credit unless, as to each such Loan, the following statements shall be true and correct:

(a) Each of the representations and warranties contained herein and in the other Loan Documents shall be correct in all material respects, and each shall be deemed to be reaffirmed as of the date of each such Revolving Loan or Letter of Credit with the same effect as though such representations and warranties had been made again on and as of each day of the term of this Agreement subject to such changes as are not prohibited hereby or do not constitute Events of Default;

(b) No event shall have occurred and be continuing, or would result from such Revolving Loan or Letter of Credit, which constitutes an Event of Default, or would constitute an Event of Default but for the requirement that notice be given or lapse of time or both;

(c) (i) The aggregate unpaid principal amount of the Revolving Loans after giving effect to such Revolving Loan shall not violate the lending limits set forth in Section 2.1 of this Agreement and (ii) the Letter of Credit Availability, after giving effect to such Letter of Credit, is greater than zero Dollars; and

(d) No law or regulation prohibits, and no order, judgment or decree of any arbitrator or governmental authority enjoins or restrains Lender, from making the requested advance.

The acceptance by a Loan Party of the proceeds of each Revolving Loan and the execution and delivery of a Letter of Credit Application by a Loan Party shall be deemed to constitute a representation and warranty by the Loan Parties that the conditions in this Section 7.2, other than (i) those that have been waived in writing by Lender, or (ii) the type described in clause (d) of this Section 7.2, have been satisfied.

Section 8. Participations.

8.1 Participation. Lender, in the ordinary course of its commercial banking business and in accordance with applicable law, may at any time after the Effective Date, sell to one or more lenders or other entities (“Participants”) participating interests in the Loans, the Loan Collateral or other security provided to Lender, or any other interests of Lender under this Agreement or the other Loan Documents.

8.2 Participant Consents. Each Loan Party acknowledges that Participants have and will have certain rights under their respective participation agreements with Lender that may, subject to the terms of the participation agreements, require Lender to obtain the consent (collectively, “Participant Consents”) of some or all of the Participants before Lender takes or refrains from taking certain actions (other than as expressly required by the Loan Documents) or grants certain waivers, consents or approvals in respect of the Loans, the Loan Documents or the Loan Collateral. None of the Participants, however, will have Participant Consent rights which are greater than those rights and remedies Lender has under the Loan Documents. In addition, from time to time, Lender may request instructions from the Participants in respect of the actions, waivers, consents or approvals which by the terms of any of the Loan Documents Lender is permitted or required to take or to grant or to not take or grant (“Participant Instructions”). If the Participant Consents are, pursuant to the terms of the respective participation agreements, required or Participant Instructions are requested, Lender will (i) be absolutely empowered to take or refrain from taking any action (other than as expressly required by the Loan Documents) or withhold any waiver, consent or approval and (ii) not be under any liability whatsoever to any Person, including any Borrower and any Participant, from taking or refraining from taking any action or withholding any waiver, consent or approval under any of the Loan Documents until it has received the requisite Participant Consents or, as applicable, the Participant Instructions. Further, in the event a Participant fails to fund its portion of any of the Loans, Lender shall be under no obligation to fund any portion of any of the Loans that was not funded by such Participant. Borrowers do hereby indemnify, defend, save and hold Lender, its Affiliates, and their respective officers, directors, attorneys, and employees harmless of, from and against all claims, demands, liabilities, judgments, losses, damages, costs and expenses, joint or several (including all accounting fees and reasonable attorneys’ fees), that Lender or any such indemnified party may incur as a result of a Participant failing to fund its portion of any Loan or failing to give a Participant Consent.

8.3 Information. Subject to the confidentiality provisions of Section 9.13, each Loan Party authorizes Lender to disclose to any Participant or prospective Participant or any assignee or prospective assignee of Lender’s rights under the Loan Documents any and all financial information in Lender’s possession concerning each Loan Party which has been delivered to Lender by a Loan Party pursuant to the Loan Documents or in connection with Lender’s credit evaluation of the Loan Parties or which has been obtained independently by Lender in its credit evaluation or audit of the Loan Parties.

8.4 Law Requirements. Nothing in the Loan Documents will prohibit Lender from pledging or assigning its interests in the Loans to any Federal Reserve Lender in accordance with applicable law.

Section 9. Miscellaneous Provisions.

9.1 General. This Agreement, the exhibits and the other Loan Documents are the complete agreement of the parties hereto and supersede all previous understandings and agreements relating to the subject matter hereof. This Agreement may be amended only in writing signed by the party against whom enforcement of the amendment is sought. This Agreement may be executed in counterparts. If any part of this Agreement is held invalid, illegal or unenforceable, the remainder of this Agreement shall not in any way be affected. This Agreement is and is intended to be a continuing agreement and shall remain in full force and effect until (i) the Obligations are finally and irrevocably paid in full and the Line of Credit is terminated and (ii) Lender has no further obligations to make a Loan or issue any Letter of Credit under this Agreement. Any documents delivered by, or on behalf of, any Person by fax transmission or other electronic delivery of an image file reflecting the execution hereof: (i) may be relied on by all Persons as if the document were a manually signed original and (ii) will be binding on all Persons for all purposes of the Loan Documents. If there is any conflict, ambiguity, or inconsistency, in Lender’s judgment, between the terms of this Agreement or any of the other Loan Documents, then the applicable terms and provisions, in Lender’s judgment, providing Lender with greater rights, remedies, powers, privileges, or benefits will control. With respect to each Loan Party, Lender is authorized to rely in good faith on any telephonic or other oral communication which shall be received by it from anyone reasonably believed by Lender to be an officer of a Loan Party or any other authorized signer of a Loan Party as designated in any certificate or letter given by a Loan Party to Lender from time to time.

9.2 Waiver by Borrowers. Each Loan Party waives notice of non-payment (except as expressly required by this Agreement or the other Loan Documents), demand, presentment, protest or notice of protest of any Accounts or other Loan Collateral, the benefit of all valuation and appraisement laws following the occurrence and during the continuance of an Event of Default, and all other notices (except those notices specifically provided for in this Agreement). Each Loan Party hereby waives all suretyship defenses, including all defenses set forth in Section 3-605 of the Uniform Commercial Code (the “UCC”). Such waiver is entered to the full extent permitted by Section 3-605(i) of the UCC. To the fullest extent not prohibited by law, each Loan Party waives and agrees not to assert any claim against Lender under any theory for consequential, special, indirect or punitive damages.

9.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto; however, no Loan Party may assign or transfer any of its rights or delegate any of its Obligations under this Agreement or any of the Loan Documents to which it is a party or otherwise bound, by operation of law or otherwise. Without any Loan Party’s consent, Lender (and any subsequent assignee) may (i) transfer and assign any or all of its rights or delegate any of its duties under this Agreement or (ii) transfer or assign partial interests in the Loans or grant participations in the Loans to other Persons. Subject to the confidentiality provisions of Section 9.13, Lender may disclose to all prospective and actual assignees and Participants all financial, business and other information about each Loan Party which Lender may possess at any time.

9.4 Subsidiaries. If a Borrower has any Subsidiaries at any time during the term of this Agreement with the consent of Lender, the term “Borrower” in each representation, warranty and covenant herein shall mean such Borrower and each Subsidiary, individually and in the aggregate, and such Borrower shall cause each Subsidiary to be in compliance therewith. The existence of references to a Borrower’s Subsidiaries any place in this Agreement is for a matter of convenience only. Any references to Subsidiaries of a Borrower set forth herein shall not in any way be construed as consent by Lender to the establishment, maintenance or acquisition of any Subsidiary.

9.5 Security. The Obligations are secured as provided in this Agreement, the Security Documents, in the other Loan Documents and in each other document or agreement that by its terms secures the repayment or performance of the Obligations.

9.6 Survival. All representations, warranties, covenants and agreements made by Borrowers herein and in the other Loan Documents shall survive the execution and delivery of this Agreement, the other Loan Documents and the issuance of the Notes.

9.7 Delay or Omission. No delay or omission on the part of Lender in exercising any right, remedy or power arising from any Event of Default shall impair any such right, remedy or power or any other right remedy or power or be considered a waiver or any right, remedy or power or any Event of Default nor shall the action or omission to act by Lender upon the occurrence of any Event of Default impair any right, remedy or power arising as a result thereof or affect any subsequent Event of Default of the same or different nature.

9.8 Notices. Any notice required, permitted or contemplated hereunder shall, except as expressly provided in this Agreement, be in writing and addressed to the party to be notified at the address set forth below or at such other address as each party may designate for itself from time to time by notice hereunder and shall be deemed duly sent: (a) when delivered in hand, (b) on completion of a facsimile transmission to the number listed below, so long as (i) receipt of confirmation of the telecopy is made by the sending party and (ii) an original notice is also sent to the receiving party contemporaneously with facsimile by overnight courier or certified U.S. mail as provided in this Section 9.8, (c) the next Business Day after such notice was delivered to a regularly scheduled overnight delivery carrier with delivery fees either prepaid or an arrangement, satisfactory with such carrier, made for the payment of such fees, or (d) when mailed by registered or certified mail, return receipt requested, addressed as follows:

To Loan Parties:	c/o CECO Environmental Corp.
3120 Forrer Street
Cincinnati, Ohio 45209
Attention: Dennis W. Blazer,
Vice President of Finance/Administration
and Chief Financial Officer
Fax: (513) 458-2644

with a copy to counsel of Loan Parties
(“Loan Parties’ Counsel”):

Barnes & Thornburg, LLP
Suite 4400
One North Wacker Drive
Chicago, Illinois 60606
Attention: Leslie J. Weiss, Esq.
Fax: (312) 759-5646

To Lender:	Fifth Third Bank
38 Fountain Square Plaza
MD #10AT63
Cincinnati, Ohio 45263
Attention: Structured Finance Group
Fax: (513) 534-8400

Any party may change such address by sending written notice of the change to the other party; provided, that (A) notice given to Loan Parties’ Counsel is not deemed notice to such Loan Party, and (B) Lender’s failure to deliver any notice to Loan Parties’ Counsel will not affect the validity or effectiveness of any notice or notification given to such Loan Party.

9.9 No Partnership. Nothing contained herein or in any of the Loan Documents is intended to create or shall be construed to create any partnership, joint venture or other relationship between Lender and the Loan Parties other than as expressly set forth herein or therein and shall not create any joint venture, partnership or other relationship.

9.10 Electronic Communication. Lender may, in its discretion, elect, from time to time, to receive certain information, including reports, otherwise required by the terms of this Agreement or the other Loan Documents (“Reports”) from Borrowers via electronic mail transmission (“e-mail”). Lender will designate from time to time its e-mail address to Borrowers (the “Lender E-mail Address”). All e-mail transmissions of Reports from Borrowers shall contain the information as specified in this Agreement, shall be formatted or displayed in a manner and order substantially similar to that shown in this Agreement or otherwise required by Lender and shall conform to the specifications described in this Agreement. Borrowers will be solely responsible for the confidentiality of the contents of e-mail transmissions during transmission to the Lender E-mail Address. Borrowers will be responsible for the accuracy of all information provided to Lender via e-mail transmission to the Lender E-mail Address, and any information so received by Lender will be deemed to have been submitted by and received from Borrowers. In the event of a failure of the transmission of the Reports, it is the responsibility of Borrowers to transmit the contents of any pending transmission to Lender using an alternative method which is timely and in accordance with this Agreement. Borrowers agree that, by sending Lender the Reports via e-mail transmission, Borrowers are certifying the truthfulness and accuracy in all material respects of the Reports submitted each and every time Borrowers send Lender the Reports. Borrowers further agree that, on each occasion when Borrowers send Lender e-mail transmissions containing Reports, Borrowers are warranting and representing to Lender the truthfulness and accuracy in all material respects of the representations and warranties relevant to that Report set forth in the relevant Loan Document. Borrowers consent to and represent that it is Borrowers’ intent that by Borrowers’ insertion of a Borrower’s name in the subject line of the transmitting e-mail, or on the Reports (including the header and/or the certification line), Borrowers intend such to constitute a legally binding and enforceable signature of Borrowers, and in all aspects the legal equivalent of Borrowers’ handwritten signatures.

9.11 Indemnification. If after receipt of any payment of all or part of the Obligations, Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, or diversion of trust funds, or for any other reason, this Agreement shall continue in full force and effect and Borrowers shall be liable to, and shall indemnify, save and hold Lender, its officers, directors, attorneys, and employees harmless of and from the amount of such payment surrendered. The provisions of this Section shall be and remain effective notwithstanding any contrary action which may have been taken by Lender in reliance on such payment, and any such contrary action so taken shall be without prejudice to Lender’s rights under this Agreement and shall be deemed to have been conditioned upon such payment becoming final, indefeasible and irrevocable. In addition, Borrowers shall indemnify, defend, save and hold Lender, its Affiliates, and their respective officers, directors, attorneys, and employees harmless of, from and against all claims, demands, liabilities, judgments, losses, damages, costs and expenses, joint or several (including all accounting fees and reasonable attorneys’ fees), that Lender or any such indemnified party may incur arising out of (a) this Agreement or any of the other Loan Documents, (b) any act taken by Lender hereunder, (c) any transaction financed by a Loan, or (d) any Other Taxes, except to the extent, as determined by a court of competent jurisdiction in a final non-appealable judgment or order: (i) of the willful misconduct or gross negligence of such indemnified party, (ii) such claim for indemnification is based on a material breach by Lender of its express duties or obligations to a Loan Party under the Loan Documents, or (iii) such claim for indemnification is based on a willful violation by Lender of its express duties or obligations under applicable law. The provisions of this Section shall survive the termination of this Agreement.

9.12 Power of Attorney. Each Loan Party hereby appoints Lender, as its attorney-in-fact to indorse its name on all instruments and other documents payable to such Loan Party in order for Lender to perform its services under this Agreement, including under Section 2.4. Upon the occurrence and during the continuation of an Event of Default, Lender shall be entitled, but not required, to perform any action or execute any document required to be taken or executed by any Loan Party under this Agreement and the other Loan Documents; provided that Borrowers shall not be relieved of such obligation under this Agreement and the other Loan Documents. The powers of attorney described in this Section are coupled with an interest and are irrevocable.

9.13 Confidentiality. Lender agrees that it will use reasonable efforts not to disclose without the prior consent of Parent (other than to Lender’s employees, auditors, advisors, consultants, Affiliates and counsel) any information with respect to the Loan Parties to the extent and in the manner such information is kept confidential in accordance with Lender’s privacy policies and procedures with respect to its customers generally and as mandated by applicable law, provided that Lender may disclose any such information: (a) as has become generally available to the public unless such availability is as a result of the breach by Lender of this Agreement, (b) as may be required or appropriate in any report, statement or testimony submitted to or examination conducted by any governmental authority having or claiming to have jurisdiction over Lender, (c) as may be required or appropriate in response to any summons, subpoena, or civil investigative demand or in connection with any litigation or governmental investigation, (d) in order to comply with any requirement of applicable law, (e) to any prospective or actual transferee or Participant in connection with any contemplated transfer or participation of any of the Obligations or any interest therein, provided that each such prospective or actual transferee or Participant agrees to be bound by the confidentiality provisions contained in this Section 9.13, (f) to other financial institutions or investment funds with respect to which Lender has a contractual relationship in accordance with Lender’s regular banking procedures in order to carry out the services to be performed by Lender for a Loan Party, provided that each such other financial institution or investment fund agrees to be bound by the confidentiality provisions contained in this Section 9.13, (g) to any nationally recognized rating agency that requires access to information regarding Lender’s investment portfolio in connection with such rating agency’s issuance of ratings with respect to Lender, provided that Lender advises such rating agency of the confidential nature of such information, (h) as may be required or appropriate in connection with protecting, preserving, exercising or enforcing (or planning to exercise or enforce) any of Lender’s rights in, under or related to the Loan Documents after the occurrence of an Event of Default; (i) as permitted by Sections 3.17 and 9.10; (j) to respond to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates (or any successor thereto) or other applicable industry standards relating to the exchange of credit information, (k) if such information was available to or known by Lender prior to its disclosure to Lender by a Loan Party or its representatives, and (l) which became available to Lender from a source other than a Loan Party or its representatives, provided that Lender does not have reason to know that such source is bound by a confidentiality agreement regarding such information.

9.14 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and the other Loan Documents shall be governed by the domestic laws of the State of Ohio. Each Loan Party agrees that the state and federal courts in Hamilton County, Ohio have exclusive jurisdiction over all matters arising out of the Loan Documents, WITHOUT LIMITATION ON THE ABILITY OF LENDER, ITS SUCCESSORS AND ASSIGNS, TO INITIATE AND PROSECUTE IN ANY APPLICABLE JURISDICTION ACTIONS RELATED TO THE REPAYMENT AND COLLECTION OF THE OBLIGATIONS AND THE EXERCISE OF ALL OF LENDER’S RIGHTS AGAINST THE LOAN PARTIES WITH RESPECT THERETO AND ANY SECURITY OR PROPERTY OF THE LOAN PARTIES, INCLUDING DISPOSITIONS OF THE LOAN COLLATERAL, and that service of process in any such proceeding shall be effective if mailed to the Loan Parties at the address described in the Notices section of this Agreement. LENDER AND THE LOAN PARTIES HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE OTHER LOAN DOCUMENTS.

9.15 Reaffirmation of Guaranties.

(a) Each Loan Party hereby: (i) ratifies and reaffirms its Guaranty dated as of December 29, 2005 (or dated as of June 8, 2006 as it respects H.M. White; dated as of February 28, 2007 as it respects Effox; dated as of February 29, 2008 as it respects GMD, Fisher-Klosterman, FKI, LLC and CECO Mexico LLC; or dated as of March 31, 2009 as it respects AVC, Inc.) made by such Loan Party to Lender and (ii) acknowledges and agrees that no Loan Party is released from its obligations under its respective Guaranty by reason of this Agreement or the other Loan Documents being executed in connection herewith and that the obligations of each Loan Party under its respective Guaranty extend, among other Obligations of Borrowers to Lender, to the Obligations of Borrowers under this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, each Loan Party acknowledges and agrees that all references in any Guaranty to the Existing Credit Agreement or the other Loan Documents shall be deemed, as applicable, to be references to this Agreement or such other Loan Document, as amended by, or amended and restated in connection with, this Agreement.

(b) Without limiting anything contained in Section 9.15(a), each Loan Party (other than AVC, Inc.) hereby acknowledges and agrees that the obligations of such Loan Party under its Guaranty and such other Loan Documents extend, among other Obligations of Borrowers to Lender, to the Obligations of AVC, Inc. under this Agreement and the other Loan Documents. Accordingly, all references in any Guaranty or any other Loan Document (other than AVC, Inc.’s Guaranty) to (i) “Borrowers” shall be deemed to include AVC, Inc. and (ii) “Guaranteed Obligations” shall be deemed to include the Obligations of AVC, Inc.

9.16 Joinder of AVC, Inc. as New Borrower. AVC, Inc. hereby assumes and agrees to perform all of the terms, restrictions, obligations and conditions of a Borrower under this Agreement, and, by execution of this Agreement is hereby designated a “Borrower” for purposes of, and agrees to be bound by, each and all terms of this Agreement. Lender confirms that AVC, Inc. is a Borrower under this Agreement and all of the rights, obligations of a Borrower under this Agreement shall inure to and bind, as a joint and several obligor, AVC, Inc. AVC, Inc. expects to derive benefits from the transactions resulting in the creation of the Obligations. Lender may rely conclusively on the continuing warranty, hereby made, that AVC continues to be benefitted by Lender’s extension of credit accommodations to Borrowers and Lender shall have no duty to inquire into or confirm the receipt of any such benefits, and this Agreement and all other Loan Documents to which AVC, Inc. is a party shall be effective and enforceable by Lender without regard to the receipt, nature or value of any such benefits.

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IN WITNESS WHEREOF, the Loan Parties and Lender have executed this Agreement by their duly authorized officers as of the date first above written.

CECO ENVIRONMENTAL CORP.		CECO GROUP, INC.

By:	/s/ Dennis W. Blazer	By:	/s/ Dennis W. Blazer
	Dennis W. Blazer, Chief Financial Officer		Dennis W. Blazer, Chief Financial Officer,
	and Vice President		Secretary and Treasurer

CECO FILTERS, INC.
NEW BUSCH CO., INC.
THE KIRK & BLUM MANUFACTURING COMPANY
KBD/TECHNIC, INC.
CECOAIRE, INC.
CECO ABATEMENT SYSTEMS, INC.
EFFOX INC.
FISHER-KLOSTERMAN, INC.
H.M. WHITE, INC.
GMD ENVIRONMENTAL TECHNOLOGIES, INC., formerly known as GMD ACQUISITION CORP.
CECO MEXICO HOLDINGS LLC AVC, INC.

By:	/s/ Dennis W. Blazer
Dennis W. Blazer, Secretary and Treasurer

FKI, LLC

By:	/s/ Dennis W. Blazer
Dennis W. Blazer, Manager
FIFTH THIRD BANK

		By:	/s/ Donald K. Mitchell
Donald K. Mitchell, Vice President

SIGNATURE PAGE TO

AMENDED AND RESTATED CREDIT AGREEMENT